Exhibit 10.1

CUSIPs: 85935CAD6; 85935CAE4; 85935CAF1 EXECUTION VERSION

CREDIT AGREEMENT
Dated as of November 29, 2022,
among
STERLING INTERMEDIATE CORP.,
as Parent,
STERLING INFOSYSTEMS, INC.,
as the Borrower,
THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,
KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer,
and
THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME ___________________________________________
KEYBANC CAPITAL MARKETS INC.,
WELLS FARGO SECURITIES, LLC,
CITIZENS BANK, N.A. and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners
REGIONS BANK,
as Syndication Agent
CITIGROUP GLOBAL MARKETS INC. and
GOLDMAN SACHS LENDING PARTNERS LLC
as Co-Documentation Agents

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SCHEDULES
1.01A    Commitments
1.01B    Unrestricted Subsidiaries
1.01C    Disqualified Lenders
5.07    Ownership of Property
5.08(a)    Environmental Matters
5.10(a)    ERISA Compliance
5.11    Subsidiaries and Other Equity Investments
6.15    Post-Closing Covenants
7.01(b)    Existing Liens
7.02(f)    Existing Investments
7.03(b)    Existing Indebtedness
7.03(c)    Outstanding Letters of Credit
7.08    Transactions with Affiliates
7.09    Certain Contractual Obligations
10.02    Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
Form of
A    Committed Loan Notice
B    Letter of Credit Request
C    Swing Line Loan Notice
D-1    Term Note
D-2    Revolving Credit Note
D-3    Swing Line Note
E-1    Compliance Certificate
E-2    Solvency Certificate
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F    Assignment and Assumption
G    Security Agreement
H    Perfection Certificate
I    Intercompany Note
J-1    First Lien Intercreditor Agreement
J-2    [Reserved]
K-1    United States Tax Compliance Certificate (Foreign Non-Partnership Lenders)
K-2    United States Tax Compliance Certificate (Foreign Non-Partnership Participants)
K-3    United States Tax Compliance Certificate (Foreign Partnership Participants)
K-4    United States Tax Compliance Certificate (Foreign Partnership Lenders)
L    Administrative Questionnaire
M-1    Affiliated Lender Assignment and Assumption
M-2    Affiliated Lender Notice
M-3    Acceptance and Prepayment Notice
M-4    Discount Range Prepayment Notice
M-5    Discount Range Prepayment Offer
M-6    Solicited Discounted Prepayment Notice
M-7    Solicited Discounted Prepayment Offer
M-8    Specified Discount Prepayment Notice
M-9    Specified Discount Prepayment Response
N    Joinder Agreement

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CREDIT AGREEMENT
This CREDIT AGREEMENT (as the same may be amended, modified or supplemented from time to time), is entered into as of November 29, 2022, among STERLING INFOSYSTEMS, INC., as borrower (the “Borrower”), STERLING INTERMEDIATE CORP., a Delaware corporation (“Parent”), as Guarantor, the other Guarantors party hereto from time to time, KEYBANK NATIONAL ASSOCIATION (“KeyBank”), as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
PRELIMINARY STATEMENTS
1.The Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) the Initial Term Loans on the Closing Date in an initial aggregate principal amount of $300,000,000 and (ii) a Revolving Credit Facility in an initial aggregate principal amount of $400,000,000.
2.The proceeds of the Initial Term Loans and Revolving Credit Loans will be used by the Borrower, on the Closing Date, to refinance all of the loans and commitments under the Existing Credit Agreement and to pay costs and expenses related thereto. The proceeds of Revolving Credit Loans made after the Closing Date will be used for working capital needs and other general corporate purposes.
3.The applicable Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
Definitions and Accounting Terms
Section 1.01Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Discount” has the meaning set forth in Section 2.05(a)(v)(D)(2).
“Acceptable Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit M-3.
“Acceptance Date” has the meaning set forth in Section 2.05(a)(v)(D)(2).
“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a

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consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.
“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”
“Additional Lender” has the meaning set forth in Section 2.14(c).
“Additional Refinancing Lender” has the meaning set forth in Section 2.15(a).
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period, plus 0.10%; provided, that the Adjusted Term SOFR Rate for the applicable Loans as so determined shall not be less than the Floor.
“Adjusted Term SOFR Rate Loan” means a Loan bearing interest based on the Adjusted Term SOFR Rate.
“Administrative Agent” means KeyBank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit L or such other form as may be supplied from time to time by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto; provided that, no Person shall be an “Affiliate” solely because it is an unrelated portfolio company of the Sponsor.
“Affiliated Lender” means any Non-Debt Fund Affiliate, Holdings, the Borrower and/or any Subsidiary of the Borrower.
“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 10.07(l)(i).
“Affiliated Lender Cap” has the meaning set forth in Section 10.07(l)(iii).
“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

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“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Supplemental Agents (if any), the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agent and the Co-Documentation Agents.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“All-In Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, which shall include (a) interest rate margin and interest rate floors (subject to the proviso set forth below), (b) any amendment to the relevant interest rate margins and interest rate floors that became effective after the Closing Date but prior to the applicable date of determination and (c) original issue discount and upfront or similar fees paid by the Borrower or any Loan Party (amortized over the shorter of (x) the remaining weighted average life to maturity of such indebtedness and (y) the four years following the date of incurrence thereof) but shall exclude any customary arrangement, commitment, structuring, underwriting, closing payment and similar fees that are not generally shared with all relevant lenders in their capacity as lenders and, if applicable, ticking fees accruing prior to the funding of such indebtedness and customary consent or amendment fees for an amendment paid generally to consenting Lenders (regardless of whether any such fees are paid to, or shared in whole or in part, with any lender); provided, however, that if any such Indebtedness includes any interest rate floor applicable to Adjusted Term SOFR Rate Loans that is (a) less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such indebtedness for the purpose of calculating the All-In Yield or (b) greater than that applicable to the then-existing Term Loans and Revolving Credit Loans and such floor is applicable to the then-existing Term Loans on the date of determination, such excess amount shall be equated to interest rate margin for determining the increase.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom and any other laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties related to corruption or bribery applicable to Holdings, the Borrower, or any of their respective Subsidiaries, as applicable.
“Anti-Money Laundering Laws” means Laws applicable to Holdings, the Borrower, or any of their respective Subsidiaries, as applicable, related to terrorism financing or money laundering, including the Bank Secrecy Act, as amended by Title III of the USA PATRIOT Act.
“Applicable Commitment Fee Rate” means, until delivery of financial statements for the first fiscal period ending after the Closing Date pursuant to Section 6.01, a percentage per annum equal to, 0.25%; and thereafter, the following percentages per annum, based upon the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

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Pricing Level	Consolidated Total Net Leverage Ratio	Applicable Commitment Fee Rate
1	< 1.00:1.00	0.200%
2	≥ 1.00:1.00 and < 2.00:1.00	0.225%
3	≥ 2.00:1.00 and < 3.00:1.00	0.250%
4	≥ 3.00:1.00	0.300%
Any increase or decrease in the Applicable Commitment Fee Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, at the option of the Required Lenders, the highest pricing level (i.e., Pricing Level 4) shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).
“Applicable Discount” has the meaning set forth in Section 2.05(a)(v)(C)(2).
“Applicable Period” has the meaning set forth in Section 10.21.
“Applicable Rate” means, with respect to Initial Term Loans and Revolving Credit Loans, until delivery of financial statements for the first fiscal period ending after the Closing Date pursuant to Section 6.01, a percentage per annum equal to, (a) for Adjusted Term SOFR Rate Loans, 2.25%, and (b) for Base Rate Loans, 1.25%; and thereafter, the following percentages per annum, based upon the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Total Net Leverage Ratio	Adjusted Term SOFR Rate Loans	Base Rate Loans
1	< 1.00:1.00	1.75%	0.75%
2	≥ 1.00:1.00 and < 2.00:1.00	2.00%	1.00%
3	≥ 2.00:1.00 and < 3.00:1.00	2.25%	1.25%
4	≥ 3.00:1.00	2.50%	1.50%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, at the option of the Required Lenders, the highest pricing level (i.e., Pricing Level

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4) shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).
“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
“Approved Counterparty” means any Agent, Lender or any Affiliate of an Agent or Lender at the time it entered into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto.
“Approved Currency” means Dollars, and solely with respect to Letters of Credit, (i) Euros, (ii) Sterling, (iii) Canadian Dollars and (iv) Indian Rupees.
“Approved Foreign Currency” means any Approved Currency other than Dollars.
“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
“Arrangement Fees” means those fees required to be paid on the Closing Date pursuant to the Fee Letter.
“Assignees” has the meaning set forth in Section 10.07(b).
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.
“Assignment Taxes” has the meaning specified in Section 3.01(b).
“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.
“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower, Holdings, any Subsidiary of the Borrower nor any of its Affiliates may act as the Auction Agent.

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“Audited Financial Statements” means the audited consolidated balance sheet of Sterling Check Corp. as of December 31, 2021 and related consolidated statements of income and cash flows of Sterling Check Corp. for the fiscal year ended December 31, 2021.
“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).
“Available Tenor” means, as of any date of determination and with respect to the then-current Term Benchmark, as applicable, (a) any tenor for such Term Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Term Benchmark (or a component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Term Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to this Agreement.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 11:00 a.m. New York City time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in such rate. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.09 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.09), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, the Base Rate shall not be less than the Floor.
“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.
“Benchmark” means, initially, the Adjusted Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Adjusted Term SOFR Rate or the then-current Benchmark, then “Benchmark”

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means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.09.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as determined pursuant to the foregoing clause with respect to the applicable Loans, together with the applicable Benchmark Replacement Adjustment, would be less than the Floor, the sum of the Benchmark Replacement and the Benchmark Replacement Adjustment for such Loans will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; provided that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time in the United States.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (acting at the direction of the Required Lenders) determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, a date and time determined by the Administrative Agent and the Borrower, which date shall be no later than the earlier to occur of the following events with respect to such then-current Benchmark:

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(1)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide with respect to any Term Benchmark, all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.
    For the avoidance of doubt, with respect to any Term Benchmark, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide with respect to any Term Benchmark, such Benchmark (or such component thereof) with respect to all Available Tenors, in each case, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide with respect to any Term Benchmark, any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide with respect to any Term Benchmark, all Available Tenors of such Benchmark (or such component thereof), in each case, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide with respect to any Term Benchmark, any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that with respect to any Term Benchmark, all Available Tenors of such Benchmark (or such component thereof), in either case, are no longer, or as of a specified future date will no longer be, representative.
    For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Term Benchmark only if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or

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(2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09.
“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.
“Borrower Materials” has the meaning set forth in Section 6.02.
“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(v)(B).
“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(v)(C).
“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).
“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing of a particular Class, as the context may require.
“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Adjusted Term SOFR Rate Loans, any day that is a U.S. Government Securities Business Day.
“Canadian Dollar” means the lawful money of Canada.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease.
“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its treatment under generally accepted accounting principles as of June 19, 2015, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and the Restricted Subsidiaries.

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“Cash Collateral” has the meaning set forth in Section 2.03(g).
“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.
“Cash Collateralize” has the meaning set forth in Section 2.03(g); “Cash Collateralizing” and “Cash Collateralized” have the meanings correlative thereto.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:
(11)Dollars;
(12)(a) Sterling or Euros; or
(a)such local currencies held by the Borrower or any Restricted Subsidiary from time to time in the ordinary course of business;
(11)securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
(12)certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment);
(13)repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;
(14)commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 24 months after the date of creation thereof;
(15)marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(16)readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;
(17)readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade

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rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;
(18)Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(19)securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;
(110)Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and
(111)investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.
In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.
For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.
“Change of Control” shall be deemed to occur if:
(b)any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Investors or any “group” including any Permitted Holders, shall have acquired

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beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests; or
(c)Holdings shall cease to own directly 100% of the Equity Interests of the Borrower.
“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Extended Revolving Credit Commitments of a given Extension Series, Revolving Commitment Increases, Other Revolving Credit Commitments, Initial Term Commitments, Incremental Term Loan Commitments or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Revolving Credit Loans under Revolving Commitment Increases, Revolving Credit Loans under Extended Revolving Credit Commitments of a given Extension Series, Revolving Credit Loans under Other Revolving Credit Commitments, Initial Term Loans, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series. Revolving Credit Commitments, Incremental Revolving Credit Commitments, Extended Revolving Credit Commitments, Other Revolving Credit Commitments, Initial Term Commitments, Incremental Term Loan Commitments or Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.
“Closing Date” means November 29, 2022, the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.03.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Co-Documentation Agents” means Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, each in their capacity as Co-Documentation Agents under this Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and (iii) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Collateral Document; provided that, the Collateral shall not include any asset that is not required to be pledged pursuant to the Collateral and Guarantee Requirement.
“Collateral Agent” means KeyBank, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:

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(d)the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a) or from time to time pursuant to Section 6.11 or Section 6.12, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;
(e)the Obligations and the Guaranty shall have been secured by a first-priority security interest in (i) all the Equity Interests of the Borrower, (ii) all Equity Interests of each Restricted Subsidiary (that is not an Excluded Subsidiary) directly owned by any Loan Party and (iii) 100% of the non-voting Equity Interests and 65% of the voting Equity Interests in each Restricted Subsidiary that is a Foreign Subsidiary or an Excluded Domestic Subsidiary and is directly owned by any Loan Party, in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);
(f)the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest in, and Mortgages on, substantially all now owned or, in the case of real property, fee owned, or at any time hereafter acquired tangible and intangible assets of each Loan Party (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property filed in the United States, other general intangibles, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);
(g)subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property are required pursuant to clause (c) above or under Section 6.11 or 6.12 (each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by such Mortgage shall be limited to 100% of the fair market value of the property at the time such Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid American Land Title Association Lender’s policies of title insurance or the equivalent or other form available in each applicable jurisdiction (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent in form and substance and in an amount reasonably acceptable to the Administrative Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first-priority Liens on the real property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 and other Liens reasonably acceptable to the Administrative Agent, each of which shall (A) to the extent

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reasonably necessary, include such coinsurance and reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates), (iii) opinions of local counsel to the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent, (iv) no later than three Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Agreement, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) is located, duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance as and to the extent required under Section 6.07 hereof and (v) title insurance and surveys with respect to such Mortgaged Property; and
(h)after the Closing Date, each Restricted Subsidiary of the Borrower that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a Joinder Agreement and a party to the Collateral Documents in accordance with Section 6.11; provided that notwithstanding the foregoing provisions, any Subsidiary of the Borrower (other than a Subsidiary that is an Excluded Subsidiary pursuant to clause (e), (i) or (j) of the definition thereof) that Guarantees any Junior Financing incurred pursuant to Section 7.03(g), or any Permitted Refinancing thereof, shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:
(A)the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation, perfection or maintenance of pledges of or security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to, (i) any Equity Interests of any entity that is an Excluded Subsidiary, other than 100% of the non-voting Equity Interests and 65% of the voting Equity Interests of any direct Subsidiary of a Loan Party that is a Foreign Subsidiary or an Excluded Domestic Subsidiary, (ii) any lease, license, franchise, charter, authorization, contract or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, franchise, charter, authorization, contract or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (unless such consent has been obtained) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (iii) any interest in fee-owned real property (other than Material Real Properties), (iv) Excluded Equipment and any interest in leased real property (including any requirement to deliver landlord lien waivers, estoppels and

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collateral access letters), (v) motor vehicles and other assets subject to certificates of title except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the Uniform Commercial Code, (vi) Margin Stock and Equity Interests of any Person other than wholly owned Subsidiaries that are Restricted Subsidiaries, (vii) all foreign intellectual property and any trademark application filed in the United States Patent and Trademark Office on the basis of the Borrower’s or any Guarantor’s “intent to use” such mark and for which a form evidencing use of the mark has not yet been filed with the United States Patent and Trademark Office, to the extent that granting a security interest in such trademark application prior to such filing would impair the enforceability or validity of such trademark application or any registration that issues therefrom under applicable federal Law, (viii) assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), as determined in the reasonable judgment of the Borrower in consultation with the Administrative Agent, (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the Uniform Commercial Code and other applicable Law, (x) pledges and security interests prohibited or restricted by applicable Law (including any requirement to obtain the consent of any governmental authority or third party), (xi) all commercial tort claims, (xii) any assets or Indebtedness of any entity that is an Excluded Subsidiary or any Unrestricted Subsidiary, (xiii) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (xiv) any particular assets if, in the reasonable judgment of the Administrative Agent and the Borrower, the burden, cost or consequences (including adverse tax consequences) of creating or perfecting such pledges or security interests in such assets or obtaining title insurance is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents, (xv) payroll, petty cash, withholding and trust accounts, and deposit and securities accounts with a de minimis average (including securities entitlements and related assets) (in each case, other than proceeds of Collateral as to which perfection may be accomplished solely by the filing of a UCC financing statement) and (xvi) proceeds from any and all of the foregoing assets described in clauses (i) through (xv) above to the extent such proceeds would otherwise be excluded pursuant to clauses (i) through (xv) above;
(B)(i) the foregoing definition shall not require control agreements with respect to any cash, deposit accounts, securities accounts or commodities accounts; (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any intellectual property registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (iii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or a Guarantor, the Loan Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in this clause (B);
(C)the Administrative Agent may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or the obtaining of title insurance

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and surveys or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or the obtaining of title insurance and surveys or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue effort, delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date (i) Uniform Commercial Code financing statements in appropriate form for filing under the Uniform Commercial Code in the jurisdiction of incorporation or organization of each Loan Party, and (ii) any certificates or instruments representing or evidencing Equity Interests of the Borrower and its Domestic Subsidiaries (other than any Excluded Subsidiary) accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel); and
(D)Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.
“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, each of the Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11 or Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.
“Commitment” means a Revolving Credit Commitment, Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment of a given Extension Series, Other Revolving Credit Commitment of a given Refinancing Series, Initial Term Commitment, Incremental Term Loan Commitment or Refinancing Term Commitment of a given Refinancing Series as the context may require.
“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Adjusted Term SOFR Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Company Competitor” means any competitor of the Borrower and/or any of its Subsidiaries.
“Company Parties” means the collective reference to Holdings and its Restricted Subsidiaries, including the Borrower, and “Company Party” means any one of them.
“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).
“Compliance Certificate” means a certificate substantially in the form of Exhibit E-1.

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“Consolidated Cash Interest Expense” means cash interest expense (including that attributable to capitalized leases), net of interest income, of the Borrower and its Restricted Subsidiaries with respect to all outstanding indebtedness of the Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate hedging agreements, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest, (ii) non-cash interest expense including attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield, make whole premium and other fees and charges (including any interest expense) incurred in connection with any receivables financing, (v) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (vi) any payments with respect to make-whole premiums or other breakage costs of any indebtedness, including any indebtedness issued in connection with the Transactions, (vii) penalties and interest relating to taxes, (viii) accretion or accrual of discounted liabilities not constituting indebtedness, (ix) interest expense attributable to a direct or indirect parent entity resulting from push-down accounting, (x) any expense resulting from the discounting of indebtedness in connection with the application of recapitalization or purchase accounting, (xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any permitted acquisition or other investment, all as calculated on a consolidated basis in accordance with GAAP; and (xii) any payments on “right of use” leases. For the avoidance of doubt, interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries in respect of swap contracts relating to interest rate protection.
“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:
(11)increased (without duplication) by the following, in each case (other than with respect to clauses (k), (l) and (r)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:
(i)provision for taxes based on gross receipts or income, profits or capital gains of the Borrower and the Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes (such as the Delaware franchise tax) and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (15) of the definition of “Consolidated Net Income”; plus
(j)Fixed Charges for such period (including (x) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees (including with respect to letters of credit, bankers acceptances and other financing fees) and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(f) through (m) in the definition thereof); plus

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(k)the total amount of depreciation and amortization expense and capitalized fees related to any Qualified Securitization Financing of the Borrower or any of its Subsidiaries, including the amortization of intangible assets (including those related to Capitalized Software Expenditures), deferred financing fees or costs, debt issuance costs, commissions, fees and expenses of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus
(l)the amount of any restructuring charges, costs, expenses or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, data center consolidation initiatives, severance costs, executive recruiting, legal settlement and reserves, lease buyouts, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of add backs made pursuant to this clause (d) together with those made pursuant to clause (i) shall not in the aggregate exceed an amount equal to 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to such clauses); plus
(m)any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including with respect to Indebtedness, a refinancing thereof), in each case permitted to be incurred or made hereunder and whether or not consummated and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions, plus
(n)any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
(o)the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus
(p)the amount of management, monitoring, consulting, board, advisory fees and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Investor Management Agreement and related agreements or arrangements or otherwise to the Investors to the extent otherwise permitted under Section 7.08; plus

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(q)the amount of cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives projected by the Borrower in good faith that shall be realized or are reasonably expected to be realized (in the good faith determination of the Borrower), within 12 months after a merger or other business combination, acquisition or divestiture is consummated or generated by actions (including restructurings, cost savings initiatives and other similar initiatives) that shall be realized or are reasonably expected to be realized (in the good faith determination of the Borrower), projected by the Borrower in good faith within 12 months after such actions are consummated, in each case, calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, and synergies had been realized on the first day of such period, as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period, net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Borrower and (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided that the aggregate amount of add backs made pursuant to this clause (i) together with those made pursuant to clause (d) shall not in the aggregate exceed an amount equal to 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to such clauses); plus
(r)the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing; plus
(s)any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Equity Interest); plus
(t)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus
(u)any net loss from disposed, abandoned or discontinued operations; plus
(v)100% of the increase in Deferred Revenue as of the end of such period from Deferred Revenue as of the beginning of such period (or minus 100% of any such decrease); plus
(w)[reserved]

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(x)earn-out and contingent consideration obligations incurred or accrued in connection with any acquisition or other Investment and paid or accrued during such period and on similar acquisitions and Investments completed prior to the Closing Date; plus
(y)expenses related to normalization of (i) bad indebtedness expenses based on actual write offs of such bad indebtedness or (ii) accruals and adjustments based on actual year end performances of bonuses payable to officers and employees; plus
(z)at the discretion of the Borrower, the amount of net cash flow effect of revenue enhancements and revenue losses related to New Contracts and Lost Contracts, respectively, projected by the Borrower in good faith to be realized as a result of entering into a New Contract or termination of a Lost Contract prior to or during such period (which revenue enhancements or revenue loss shall be subject only to certification by management of the Borrower and shall be calculated on a Pro Forma Basis as though such revenue enhancements or revenue loss had been realized on the first day of such period), net of the amount of actual benefits or losses realized during such period from such actions; provided that (A) such revenue enhancements or revenue losses are reasonably identifiable and factually supportable and such New Contracts shall be in the good faith judgment of the Borrower expected to generate revenue within two months of entering into a New Contract and (B) revenue enhancements or revenue losses shall not be added or deducted, as applicable, pursuant to this clause (r) to the extent duplicative of any expenses or charges relating to such revenue enhancements or revenue losses that are included in clause (d) above with respect to such period; provided that the aggregate amount of add backs made relating to New Contracts during such period pursuant to this clause (r) (other than New Contracts that have been identified to the Joint Lead Arrangers prior to the launch of syndication) (i) shall not exceed an amount equal to 5% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (r)), and (ii) shall have been previously described to the Administrative Agent,
(13)decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:
(aa)non-cash gains increasing Consolidated Net Income of the Borrower for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus
(ab)any net income from disposed, abandoned or discontinued operations.
There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary since the beginning of such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such

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Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary since the beginning of such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of compliance with the covenants set forth in Section 7.10 and the calculation of Consolidated Total Net Leverage Ratio, Consolidated Secured Net Leverage Ratio and Interest Coverage Ratio, but without limiting the adjustments included in the definition of Consolidated EBITDA, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).
“Consolidated Interest Expense” means, for any period, the sum, without duplication, of (1) consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness, and excluding (f) costs associated with obtaining Swap Obligations, (g) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (h) penalties and interest relating to taxes, (i) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (j) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (k) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (l) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing and (m) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty); plus
(112)consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; less
(113)interest income of the Borrower and its Restricted Subsidiaries for such period.

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For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication,
(114)any net after-tax effect of extraordinary, infrequent, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), fees and expenses in connection with the Transactions, restructuring and duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;
(115)the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded (whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP);
(116)any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;
(117)any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;
(118)the net income for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that the Borrower’s or any Restricted Subsidiary’s equity in the net income of such Person or Unrestricted Subsidiary shall be included in the Consolidated Net Income of the Borrower up to the aggregate amount of dividends or distributions or other payments (other than Excluded Contributions) that are actually paid in cash (or to the extent converted into cash) by such Person or Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary in respect of such period;
(119)the net income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in this Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally

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waived; provided that the Consolidated Net Income of the Borrower and its Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;
(120)effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;
(121)any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments, shall be excluded;
(122)any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;
(123)any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements), roll-over, acceleration, or payout of Equity Interests by management, other employees or business partners of the Borrower or any of its direct or indirect parent companies, shall be excluded;
(124)any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, investment, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of securities and the syndication and incurrence of the Term Loans and any other Facility), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities and any Facility) and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification 805), shall be excluded;
(125)accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within twenty four months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

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(126)any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;
(127)any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;
(128)the following items shall be excluded:
(ac)any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,
(ad)any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items,
(ae)any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,
(af)effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and
(ag)earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; and
(14)if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with Section 7.06(i)(iii) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.
In addition, to the extent not already included in the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.
“Consolidated Secured Net Debt” means Consolidated Total Net Debt minus the sum of the portion of Indebtedness of the Borrower or any Restricted Subsidiary included in Consolidated Total Net Debt that is not secured by any Lien on property or assets of the Borrower or any Restricted Subsidiary.

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“Consolidated Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.
“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, purchase money indebtedness, Attributable Indebtedness, and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments, minus the aggregate amount of all unrestricted cash and Cash Equivalents on the balance sheet of the Borrower and its Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn, (ii) in respect of Qualified Securitization Financings and (iii) of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt.
“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning set forth in the definition of “Affiliate.”
“Controlled Investment Affiliate” means, as to any Person, any other Person which (i) directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in Holdings or other portfolio companies or (ii) is obligated pursuant to a commitment agreement to invest its capital as directed by such Person.
“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”
“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”
“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) [reserved], (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans and Revolving Credit Loans (or Revolving Credit Commitments), or any

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then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and, in the case of Refinancing Term Loans, a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt (determined without giving effect to prior prepayments or amortization payments), (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) the interest rate margin, rate floors, fees, original issue discount, premiums, optional prepayments and redemption terms shall be determined by the Borrower and the applicable Lenders and/or Additional Refinancing Lenders, (iv) the other terms and conditions (except (x) as set forth in clauses (i) through (iii) above, and (y) terms and conditions applicable only to periods after the Latest Maturity Date (in each case in this clause (y), as of the date of incurrence of the relevant Credit Agreement Refinancing Indebtedness)) shall be, in the good faith determination of the Borrower, substantially identical to, or no more favorable to the investors providing such Refinanced Debt (when taken as a whole) than the terms and conditions applicable to the Refinanced Debt being refinanced, unless the Lenders of the Term Loans receive the benefit of such favorable terms (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Credit Agreement Refinancing Indebtedness, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Facility), (v) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (vi) any Refinancing Term Loans that are pari passu with the Initial Term Loans in right of payment and security may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayment or prepayment in respect of the Initial Term Loans, in each case as agreed by the Borrower and the Lenders providing the relevant Refinancing Term Loans and (vii) in the case of any Other Revolving Credit Commitments, the definitive documentation therefor shall include provisions governing pro rata payments, repayments, borrowings, letter of credit participations and commitment reductions, except that the Borrower shall be permitted to permanently repay the Revolving Credit Loans of any Class and reduce or terminate the Revolving Credit Commitments of any Class on a pro rata basis as compared to the Revolving Credit Loans of any other Class or Revolving Credit Commitments of any other Class with a later Maturity Date than such Revolving Credit Loans of such Class or such Revolving Credit Commitments of such Class.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Cure Expiration Date” has the meaning set forth in Section 8.05(a).
“Customary Bridge Facilities” means bridge financings, escrow or other similar arrangements, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the maturity date of the Initial Term Loans.
“Debt Fund Affiliate” means (i) any affiliate of Holdings or any Investor that is a bona fide debt fund or managed account or financial institution that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) any Person, or trust, fund, other entity or separate allocation of funds or portfolio of assets of any Investor, in each case, that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the

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ordinary course of business and with respect to which the Investor does not, directly or indirectly, possess the power to direct or cause the direction of the investments or the investment policies of such Person or trust, fund, other entity or separate allocation of funds or portfolio of assets of such Investor.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Revolving Credit Loans that are Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the overdue principal or interest in respect of an Adjusted Term SOFR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”
“Deferred Revenue” means the amount of long or short term deferred revenue of the Borrower and its Restricted Subsidiaries, on a consolidated basis, determined in accordance with GAAP.
“Designated Equity Contribution” has the meaning set forth in Section 8.05(a).
“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.05(a)(v)(B)(2).
“Discount Range” has the meaning set forth in Section 2.05(a)(v)(C)(1).
“Discount Range Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).
“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit M-4.
“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit M-5, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.
“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(C)(1).
“Discount Range Proration” has the meaning set forth in Section 2.05(a)(v)(C)(3).

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“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(v)(B)(1), Section 2.05(a)(v)(C)(1) or Section 2.05(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.
“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.05(a)(v)(A).
“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback Transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination or expiration of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration or termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would

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constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests.
“Disqualified Lenders” means (a) the Persons designated as “Disqualified Institutions” in Schedule 1.01C and any Affiliate of each such Person that is reasonably identifiable by name, (b) any other Person designated by the Borrower in writing to the Joint Lead Arrangers on or prior to the Closing Date (and any Affiliate of such Person that is reasonably identifiable by name) and (c) any other Person that is or becomes a Company Competitor and was designated by the Borrower as such in a writing to the Joint Lead Arrangers (if on or prior to the Closing Date) or is designated by the Borrower as such after the Closing Date in writing to the Administrative Agent (and any person that is any Affiliate of such Company Competitor that is reasonably identifiable by name); provided, that such designation after the Closing Date as a Company Competitor or an Affiliate thereof shall not apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest that is otherwise permitted pursuant to the terms of this Agreement; provided, further that “Disqualified Institutions” shall not include any Debt Fund Affiliate of any Company Competitor unless such Debt Fund Affiliate was separately identified pursuant to clause (a) above.
“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event.”
“Dividing Person” has the meaning assigned to such term in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement that is established by the laws of the jurisdiction of organization of any of the foregoing Persons), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Denominated Letter of Credit” means any Letter of Credit incurred in Dollars.
“Dollar Denominated Loan” means any Loan incurred in Dollars.
“Dollar Equivalent” means, with respect to an amount of an Approved Currency other than Dollars, the amount of Dollars which could be purchased with the amount of the applicable Approved Currency involved in such computation at (x) the spot exchange rate as shown in the Wall Street Journal on the Business Day of any such determination (or on such other basis as is satisfactory to the Administrative Agent) or (y) if the provisions of the foregoing clause (x) is not applicable, the “official” exchange rate (if applicable) or the spot exchange rate for the applicable Approved Currency in question calculated by the Administrative Agent (each such exchange rate, the “Spot Exchange Rate”); provided that (i) for purposes of (x) determining compliance with Sections 2.01(b) and 2.03(a) and (y) calculating fees pursuant to Section 2.09(a), the Dollar Equivalent of any amounts denominated in a currency other than Dollars shall be calculated on the Closing Date and revalued on the first Business Day of each Interest Period using the Spot Exchange Rate, (ii) at any time during a calendar month, if the Revolving Credit Exposure (for the purposes of the determination thereof, using the Dollar Equivalent as recalculated based on the Spot Exchange Rate therefor on the respective date of determination pursuant to this exception) would exceed 90.0% of the aggregate Revolving Credit Commitments of all Lenders, then in the sole discretion of the Administrative Agent or at the request of the Required Lenders, the Dollar Equivalent shall be reset based upon the Spot Exchange Rates on such date, which rates shall remain in effect until the last Business Day of such calendar month or such earlier

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date, if any, as the rate is reset pursuant to this proviso and (iii) notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the Dollar Equivalent of any amounts outstanding under the Loan Documents in a currency other than Dollars in its reasonable discretion using the Spot Exchange Rates therefor.
“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” has the meaning set forth in Section 10.07(a).
“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means any applicable Law relating to pollution, protection of the Environment and natural resources, pollutants, contaminants, or chemicals or any toxic or otherwise hazardous substances, wastes or materials, or the protection of human health and safety as it relates to any of the foregoing, including any applicable provisions of CERCLA.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of or relating to the Loan Parties or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of, or liability under or relating to, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations, restricted stock units or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options, restricted stock units or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or a notification or determination that a Multiemployer Plan is in reorganization; (d) the filing by the PBGC of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302, 303 or 304 of ERISA, whether or not waived; (g) any Foreign Benefit Event; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.
“Erroneous Payment” has the meaning assigned to it in Section 9.16(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.16(d)(i).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.16(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.16(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.16(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” means the single currency of participating member states of the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“Event of Default” has the meaning set forth in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Contribution” means net cash proceeds received by the Borrower from:

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(15)contributions to its common equity capital (other than from a Restricted Subsidiary and other than any Designated Equity Contribution);
(16)dividends, distributions, fees and other payments (A) from Unrestricted Subsidiaries and any of their Subsidiaries, (B) received in respect of any minority investments and (C) from any joint ventures that are not Restricted Subsidiaries, in each case to the extent increasing Consolidated Net Income; and
(17)the sale (other than (x) to a Subsidiary of the Borrower or (y) to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Equity Interest (other than Disqualified Equity Interests or any Designated Equity Contribution) of the Borrower which proceeds have been contributed as common equity to the capital of the Borrower;
in each case to the extent designated as Excluded Contributions by the Borrower, pursuant to an officer’s certificate delivered to the Administrative Agent, within 180 days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be.
“Excluded Domestic Subsidiary” means any Domestic Subsidiary substantially all the assets of which consist of (a) Equity Interests and/or Indebtedness of one or more direct or indirect Foreign Subsidiaries that are treated as controlled foreign corporations within the meaning of Section 957 of the Code, or (b) Equity Interests and/or Indebtedness of one or more Subsidiaries substantially all the assets of which consist of those described in clause (a).
“Excluded Equipment” means, at any date, any equipment or other assets of the Borrower or any Guarantor which is subject to, or secured by, a Capitalized Lease Obligation or a purchase money obligation if and to the extent that (i) a restriction in favor of a Person who is not the Parent, the Borrower or a Subsidiary Guarantor contained in the agreements or documents granting or governing such Capitalized Lease Obligation or purchase money obligation prohibits, or requires any consent or establishes any other conditions for or would result in the termination of such agreement or document because of an assignment thereof, or a grant of a security interest therein, by the Borrower or any Guarantor and (ii) such restriction relates only to the asset or assets acquired by the Borrower or any Guarantor with the proceeds of such Capitalized Lease Obligation or purchase money obligation and attachments thereto, improvements thereof or substitutions therefor; provided that all proceeds paid or payable to any of the Borrower or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of any Capitalized Lease Obligations or purchase money obligations secured by such assets.
“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor, (b) any Subsidiary of a Guarantor whose (i) total assets at the last day of the most recent Test Period were equal to or less than 5.0% of Total Assets on a Pro Forma Basis at such date or (ii) whose gross revenues for such Test Period were equal to or less than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that Excluded Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clause (i) or (ii) above shall not comprise in the aggregate more than 10.0% of Total Assets on a Pro Forma Basis as of the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01(b) or more than 10.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters ending as of the last day of such fiscal quarter (each such

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Subsidiary, an “Immaterial Subsidiary”), (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which, the Administrative Agent and the Borrower have mutually determined, the burden or cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall outweigh the benefits to be obtained by the Lenders therefrom, (e) any direct or indirect Foreign Subsidiary of the Borrower, (f) any not-for-profit Subsidiaries, (g) any Unrestricted Subsidiaries, (h) any Securitization Subsidiary or Subsidiary of a Securitization Subsidiary, (i) any direct or indirect Excluded Domestic Subsidiary, (j) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary or an Excluded Domestic Subsidiary, (k) any captive insurance subsidiaries, and (l) special purpose entities.
“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 11.12 and any other applicable agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such Lien by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the Approved Counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Existing Credit Agreement” means that certain First Lien Credit Agreement, dated as of June 19, 2015, as amended, among the Borrower, Parent, the other guarantors party thereto, the lenders party thereto and KeyBank, as agent.
“Existing Revolver Tranche” has the meaning set forth in Section 2.16(b).
“Existing Term Loan Tranche” has the meaning set forth in Section 2.16(a).
“Expiring Credit Commitment” has the meaning set forth in Section 2.04(g).
“Extended Revolving Credit Commitments” has the meaning set forth in Section 2.16(b).
“Extended Term Loans” has the meaning set forth in Section 2.16(a).

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“Extending Revolving Credit Lender” has the meaning set forth in Section 2.16(c).
“Extending Term Lender” has the meaning set forth in Section 2.16(c).
“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.
“Extension Amendment” has the meaning set forth in Section 2.16(d).
“Extension Election” has the meaning set forth in Section 2.16(c).
“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.
“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.
“Facility” means the Initial Term Loans, a given Class of Incremental Term Loans, a given Refinancing Series of Refinancing Term Loans, a given Extension Series of Extended Term Loans, the Revolving Credit Facility, a given Class of Incremental Revolving Credit Commitments, a given Refinancing Series of Other Revolving Credit Commitments, a given Extension Series of Extended Revolving Credit Commitments, as the context may require.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or analogous provisions of non-U.S. law.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” means, collectively, the fee letters between the Borrower and each Joint Lead Arranger executed in connection with the Transactions.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit J-1 hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the subsidiaries of the Borrower from

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time to time party thereto, the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 7.03 to be, and intended to be, secured on a pari passu basis with the Obligations. Wherever in this Agreement, an Other Debt Representative is required to become party to the First Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or any Restricted Subsidiary to be secured by a Lien pari passu with the Liens securing the Obligations, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Other Debt Representative for such Indebtedness shall execute and deliver the First Lien Intercreditor Agreement.
“Fixed Amounts” has the meaning set forth in Section 1.03(c).
“Fixed Charges” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the sum of, without duplication:
(18)Consolidated Interest Expense for such period;
(19)all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock during such period; and
(110)all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.
“Fixed Incremental Amount” means (a) the greater of $215,000,000 and 100% of LTM EBITDA (calculated at the time of determination) less (b) the aggregate principal amount of all Incremental Commitments and Incremental Equivalent Debt incurred or issued in reliance on the Fixed Incremental Amount.
“Flood Hazard Property” means any Real Property subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.
“Floor” means 0.00% per annum.
“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law or in excess of the amount that would be permitted absent a waiver from the applicable Governmental Authority, determined in accordance with applicable Law of the applicable jurisdiction, or (b) the failure to make the minimum required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, including any extensions thereof.
“Foreign Currency Denominated Letter of Credit” means any Letter of Credit denominated in an Approved Foreign Currency.
“Foreign Disposition” has the meaning set forth in Section 2.05(b)(x).

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“Foreign Pension Plan” means any defined benefit pension plan that is not subject to the Laws of the United States and that under applicable Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification Topic 825 (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof. Notwithstanding anything to the contrary set forth herein, with respect to financial statements of the Borrower prepared after the Closing Date, such statements may be prepared in accordance with IFRS; provided that (i) the Borrower shall have provided written notice of such election to the Administrative Agent, (ii) after such election, all references to “GAAP” in this Agreement shall be deemed to be references to IFRS and (iii) once made, such election shall be irrevocable until the Maturity Date.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Granting Lender” has the meaning set forth in Section 10.07(i).

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“Group Investors” has the meaning set forth in the definition of the term “Permitted Holders.”
“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning set forth in Section 11.01.
“Guarantors” means, collectively, (i) Holdings, (ii) the Wholly Owned Domestic Subsidiaries of the Borrower (other than any Excluded Subsidiary) and (iii) those Wholly Owned Domestic Subsidiaries (other than any Excluded Subsidiary) that issue a Guaranty of the Obligations after the Closing Date pursuant to Section 6.11 or otherwise, at the option of the Borrower, issues a Guaranty in form and substance reasonably satisfactory to the Administrative Agent of the Obligations after the Closing Date.
“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.
“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead, radon gas, pesticides, fungicides, fertilizers, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.
“Holdings” means Parent, if it is the direct parent of the Borrower, or, if not, any Domestic Subsidiary of Parent that directly owns 100% of the issued and outstanding Equity Interests in the Borrower and issues a Guarantee of the Obligations and agrees to assume the obligations of “Holdings” pursuant to this Agreement and the other Loan Documents pursuant to

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one or more instruments in form and substance reasonably satisfactory to the Administrative Agent.
“Honor Date” has the meaning set forth in Section 2.03(c)(i).
“Identified Participating Lenders” has the meaning set forth in Section 2.05(a)(v)(C)(3).
“Identified Qualifying Lenders” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and interpretations issued by the International Financial Reporting Committee from time to time, and any successor standards or bodies thereto.
“Immaterial Subsidiary” has the meaning set forth in the definition of “Excluded Subsidiary”.
“Incremental Amendment” has the meaning set forth in Section 2.14(f).
“Incremental Cap” means (a) the Fixed Incremental Amount; plus (b)(x) in the case of an Incremental Commitment that serves to effectively extend the maturity of the Term Loans and/or Revolving Credit Loans, an amount equal to the reductions in the Term Loans and/or Revolving Credit Loans to be replaced with such Incremental Commitment and (y) in the case of an Incremental Commitment that effectively replaces any commitment under the Revolving Credit Facility terminated under Section 3.07, an amount equal to the portion of the relevant terminated commitments under the Revolving Credit Facility; plus (c) the aggregate amount of any voluntary prepayment of Term Loans (including any Refinancing Term Loans or Extended Term Loans that are secured on a pari passu basis with the Initial Term Loans) or Revolving Credit Loans (to the extent accompanied by a corresponding permanent reduction of the Revolving Credit Commitments) to the extent the relevant prepayment or reduction (x) is not funded or effected with any long term Indebtedness and (y) does not include any prepayment that is funded with the proceeds of an Incremental Commitment incurred in reliance on clause (b); plus (d) an unlimited amount so long as, in the case of this clause (d), the Consolidated Total Net Leverage Ratio would not exceed 3.50:1.00, calculated on a Pro Forma Basis after giving effect thereto, including the application of proceeds thereof, as of the last day of the most recently ended Test Period and, (i) in the case of any Incremental Revolving Credit Commitment, assuming a full drawing of such Incremental Revolving Credit Commitment and (ii) without netting the cash proceeds of any Borrowing under such Incremental Commitment (this clause (d), the “Incremental Incurrence-Based Amount”).
“Incremental Commitments” has the meaning set forth in Section 2.14(a).
“Incremental Equivalent Debt” has the meaning set forth in Section 7.03(q)
“Incremental Facility” has the meaning set forth in Section 2.14.
“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).
“Incremental Incurrence-Based Amount” has the meaning set forth in the definition of “Incremental Cap”.
“Incremental Lenders” has the meaning set forth in Section 2.14(c).

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“Incremental Loan” has the meaning set forth in Section 2.14(b).
“Incremental Revolving Credit Commitments” has the meaning set forth in Section 2.14(a).
“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.14(c).
“Incremental Revolving Credit Loan” has the meaning set forth in Section 2.14(b).
“Incremental Term Loan Commitments” has the meaning set forth in Section 2.14(a).
“Incremental Term Lender” has the meaning set forth in Section 2.14(c).
“Incremental Term Loan” has the meaning set forth in Section 2.14(b).
“Incurrence-Based Amounts” has the meaning set forth in Section 1.03(c).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:
(ah)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(ai)the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(aj)net obligations of such Person under any Swap Contract;
(ak)all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);
(al)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(am)all Attributable Indebtedness;
(an)all obligations of such Person in respect of Disqualified Equity Interests;
if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Borrower appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded; and

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(ao)to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of the Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (C) exclude obligations under or in respect of Qualified Securitization Financing, operating leases or Sale Leaseback Transactions (except any resulting Capitalized Lease Obligations). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indemnified Liabilities” has the meaning set forth in Section 10.05.
“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document other than (i) Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed by a jurisdiction (A) as a result of such recipient being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or (B) as a result of any other present or former connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (ii) Taxes attributable to the failure by any Agent or Lender to comply with Section 3.01(d), (iii) any branch profits Taxes imposed by the United States or any similar Tax imposed by any jurisdiction described in clause (i) above, (iv) in the case of any Lender, any U.S. federal withholding Tax that is in effect on the date such Lender (x) becomes a party to this Agreement (other than an assignee pursuant to a request by the Borrower under Section 3.07), or (y) designates a new Lending Office, except, in each case, to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01, (v) any withholding Taxes imposed under FATCA and (vi) any U.S. federal backup withholding imposed as a result of a failure by a Lender that is a United States person as defined in Section 7701(a)(30) of the Code to deliver the form described in Section 3.01(d)(i). For the avoidance of doubt, the term “Lender” for purposes of this definition shall include each L/C Issuer and Swing Line Lender.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

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“Indian Rupee” means the lawful currency of the Republic of India.
“Information” has the meaning set forth in Section 10.08.
“Initial Term Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name in Schedule 1.01A under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The initial aggregate amount of the Initial Term Commitments is $300,000,000.
“Initial Term Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).
“Inside Maturity Exception” means Indebtedness that is a Customary Bridge Facility.
“Intellectual Property Security Agreements” has the meaning set forth in the Security Agreement.
“Intercompany Note” means a promissory note substantially in the form of Exhibit I.
“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for the Test Period as of such date.
“Interest Payment Date” means, (a) as to any Adjusted Term SOFR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for an Adjusted Term SOFR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, as to each Adjusted Term SOFR Rate Loan, the period commencing on the date such Adjusted Term SOFR Rate Loan is disbursed or converted to or continued as an Adjusted Term SOFR Rate Loan and ending on the date one, three or six months thereafter or, to the extent agreed by each Lender of such Adjusted Term SOFR Rate Loan, an alternate period, as selected by the Borrower in its Committed Loan Notice; provided that:
(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

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“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days ((inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns of the Borrower or a Restricted Subsidiary in respect of such Investment.
“Investor Management Agreement” means an agreement among the Borrower and/or Holdings (or any direct or indirect parent entity of Holdings) and Affiliates of (or management entities associated with) one or more of the Investors, as in effect from time to time and as the same may be amended, supplemented or otherwise modified in a manner not materially adverse to the Lenders.
“Investors” means (a) the Sponsor and (b) Checkers Control Partnership, L.P. (including any other equity investors who acquire any Equity Interests of Holdings as part of a distribution from Checkers Control Partnership, L.P.).
“IP Rights” has the meaning set forth in Section 5.15.
“IP Separation and Relicense Transaction” means (a) any Disposition by any Loan Party of any Material IP to any Unrestricted Subsidiary and/or (b) any Investment by any Loan Party in the form of a contribution of Material IP to any Unrestricted Subsidiary, in each case, which Material IP is, following the consummation of such Disposition or Investment, licensed by the Borrower and/or any Restricted Subsidiary from the recipient of such Material IP for use by the Borrower and/or such Restricted Subsidiary in the ordinary course of business.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit N hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the subsidiaries of the Borrower from time to time party thereto, the Administrative Agent and the Collateral Agent.
“Joint Bookrunners” means KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, Citizens Bank, N.A. and JPMorgan Chase Bank, N.A., in their respective capacities as joint bookrunners under this Agreement.
“Joint Lead Arrangers” means KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, Citizens Bank, N.A. and JPMorgan Chase Bank, N.A., in their respective capacities as joint lead arrangers under this Agreement.

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“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).
“Junior Financing” has the meaning set forth in Section 7.12(a).
“Junior Financing Documentation” means any documentation governing any Junior Financing.
“KeyBank” has the meaning given to such term in the introductory paragraph to this Agreement.
“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest Maturity Date of any Refinancing Term Loan, any Refinancing Term Commitment, any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments or any Other Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Disbursement” means any payment made by an L/C Issuer pursuant to a Letter of Credit.
“L/C Issuer” means the Administrative Agent and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(k), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. If there is more than one L/C Issuer at any given time, the term L/C Issuer shall refer to the relevant L/C Issuer(s).
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be

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determined in accordance with Section 2.03(l). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LCT Election” has the meaning set forth in Section 1.03(b).
“LCT Test Date” has the meaning set forth in Section 1.03(b).
“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”
“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of revolving loans or reimbursement obligations required to be made by it, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless subject to a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations, under the Revolving Credit Facility or under other agreements generally in which it commits to extend credit; (iv) a Lender has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Revolving Credit Facility; (v) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (v) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, each Swing Line Lender and each Lender; or (vi) a Lender has become the subject of a Bail-In Action.
“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets (other than via an Undisclosed Administration), or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

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“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit and may be issued in any Approved Currency.
“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Issuance Request” means a letter of credit request substantially in the form of Exhibit B.
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $40,000,000 and (b) the aggregate amount of the Revolving Credit Commitments then in effect. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Transaction” means any acquisition or investment by one or more of the Borrower and its Restricted Subsidiaries of or in any assets, business or Person permitted under this Agreement the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan (including any Incremental Term Loan and any extensions of credit under any Revolving Commitment Increase).
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the First Lien Intercreditor Agreement to the extent then in effect, (v) each Letter of Credit Issuance Request and (vi) any Refinancing Amendment, Incremental Amendment or Extension Amendment; provided that, for the avoidance of doubt, Secured Hedge Agreements and Treasury Services Agreements do not constitute Loan Documents hereunder.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Lost Contracts” means any agreements with customers which have been terminated.
“LTM EBITDA” means the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, calculated on a Pro Forma Basis, as of the last day of the most recently ended Test Period.
“Management Investors” means (i) the current or former members of management of the Borrower, its Subsidiaries or any Parent Company, (ii) any trust, partnership, limited liability company or other entity established by any of such individuals described in the preceding clause (a) to hold, directly or indirectly, an investment in the Borrower, its Subsidiaries or any

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Parent Company and (iii) any spouse of any such individuals described in the preceding clause (a) and any descendent of the foregoing to whom a direct or indirect investment in the Borrower, its Subsidiaries or any Parent Company is transferred in connection with estate or tax planning.
“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Material Adverse Effect” means a material adverse effect upon (i) the condition (financial or otherwise), results of operations, business or assets of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties (taken as a whole) to perform any of their payment obligations under this Agreement or any of the other Loan Documents to which it is a party or (iii) the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies available to the Lenders or any Agent under any Loan Document.
“Material Domestic Subsidiary” means any Domestic Subsidiary that is not an Immaterial Subsidiary.
“Material IP” means any intellectual property or IP Rights that are material to the business of the Loan Parties, taken as a whole.
“Material Real Property” means any fee owned real property located in the United States that is owned by any Loan Party with a fair market value in excess of $5,000,000 (at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).
“Maturity Date” means (i) with respect to the Initial Term Loans, November 29, 2027, (ii) with respect to the Revolving Credit Commitments, November 29, 2027, (iii) with respect to any tranche of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (iv) with respect to any Refinancing Term Loans or Other Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (v) with respect to any Incremental Term Loans or Incremental Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Incremental Amendment; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.
“Maximum Rate” has the meaning set forth in Section 10.10.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”
“Mortgaged Property” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”
“Mortgages” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property

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in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Sections 6.11 and 6.12, in each case, as the same may from time to time be amended, restated, supplemented, or otherwise modified.
“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, that is subject to Title IV of ERISA, to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.
“Net Proceeds” means:
(ap)100% of the cash proceeds actually received by the Borrower or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iv) Taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that if no Default exists, the Borrower may reinvest any portion of such proceeds in assets useful for its business (which shall include any Investment permitted by this Agreement) within 12 months of such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 18 months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being further understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if there is a Specified Event of Default at the time of a proposed reinvestment unless such proposed

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reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Event of Default was continuing), and
(aq)100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all Taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.
For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Restricted Subsidiary shall be disregarded.
“New Contracts” means binding new agreements or amendments to existing agreements with customers.
“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).
“Non-Debt Fund Affiliate” means the Investors and any Affiliate of any Investor, other than any Debt Fund Affiliate, Holdings, the Borrower or any of its Subsidiaries.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Non-Expiring Credit Commitment” has the meaning set forth in Section 2.04(g).
“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).
“Non-Loan Party” and “Non-Loan Parties” means any Subsidiary or Subsidiaries of the Borrower that is not a Loan Party or are not Loan Parties.
“Non-Loan Party Investments Cap” has the meaning set forth in Section 7.02(c).
“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), (b) was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose and (c) was not utilized pursuant to Section 8.05. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) above.
“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.
“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party (or any Restricted Subsidiary or Subsidiary) arising under any Secured Hedge Agreement or any Treasury Services Agreement (excluding any Excluded Swap Obligations) and (z) obligations of any Loan Party to pay, discharge and

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satisfy the Erroneous Payment Subrogation Rights. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries or Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. Notwithstanding the foregoing, the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement or any Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Offered Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).
“Offered Discount” has the meaning set forth in Section 2.05(a)(v)(D)(1).
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ii).
“Other Debt Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Other Revolving Credit Commitments” means one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.
“Other Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.
“Other Taxes” has the meaning set forth in Section 3.01(b).
“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding Principal Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case

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may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding Principal Amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Approved Foreign Currency, the rate of interest per annum at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Parent” has the meaning set forth in the introductory paragraph to this Agreement.
“Parent Company” means (a) Holdings and (b) any other Person of which the Borrower is a direct or indirect Wholly Owned Subsidiary.
“Participant” has the meaning set forth in Section 10.07(f).
“Participant Register” has the meaning set forth in Section 10.07(f).
“Participating Lender” has the meaning set forth in Section 2.05(a)(v)(C)(2).
“Payment Recipient” has the meaning assigned to it in Section 9.16(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six years.
“Perfection Certificate” means a certificate in the form of Exhibit H hereto or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.
“Permitted Acquisition” has the meaning set forth in Section 7.02(i).
“Permitted First Priority Refinancing Debt” means any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.
“Permitted First Priority Refinancing Loans” means any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Borrower in the form of one or more tranches of loans under this Agreement; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time

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guaranteed by any Subsidiaries other than Subsidiaries that are Loan Parties (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued, and (iv) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien Intercreditor Agreement.
“Permitted First Priority Refinancing Notes” means any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Loan Parties, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued, (iv) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (v) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Holders” means (a) the Investors, (b) all Controlled Investment Affiliates of the Investors, (c) Management Investors and (d) any Person with which one or more of the foregoing Persons set forth in clauses (a), (b) and (c) hereof (such Persons described in clauses (a), (b) and (c), the “Group Investors”) form a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) so long as, in the case of this clause (d), the relevant Group Investors (taken as a whole) directly or indirectly beneficially own more than 50% of the relevant voting power of the issued and outstanding voting stock of the Borrower or any of its direct or indirect Parent Companies.
“Permitted Intercompany Activities” means any transactions between or among the Borrower and its Subsidiaries (for the avoidance of doubt, including Unrestricted Subsidiaries) that are entered into in the ordinary course of business of the Borrower and its Subsidiaries and, in the good faith judgment of the Borrower are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements and (ii) management, technology and non-exclusive licensing arrangements.
“Permitted Other Debt Conditions” means that such applicable debt (i) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case on or prior to the date that is 91 days after the Latest Maturity Date, (ii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (iii) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent).

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“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (calculated without giving effect to prior prepayments or amortization payments), (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b) or Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (iii) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured but not if such Indebtedness is incurred under this Agreement and is pari passu with the Term Loans) or their representative on their behalf shall become party to such Intercreditor Agreement.
“Permitted Unsecured Refinancing Debt” means Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (i) constitutes Credit Agreement Refinancing Indebtedness and (ii) meets the Permitted Other Debt Conditions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning set forth in Section 6.02.
“Pledged Debt” has the meaning set forth in the Security Agreement.
“Pledged Equity” has the meaning set forth in the Security Agreement.
“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on

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the date such Permitted Acquisition or conversion is consummated and ending on the first anniversary of the date on which such Permitted Acquisition or conversion is consummated.
“Prime Rate” means the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower.
“Principal Amount” means (i) the stated or principal amount of each Dollar Denominated Loan or Dollar Denominated Letter of Credit or L/C Obligation with respect thereto, as applicable, and (ii) the Dollar Equivalent of the stated or principal amount of each Foreign Currency Denominated Letter of Credit or L/C Obligation with respect thereto, as the context may require.
“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (i) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $5,000,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.
“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are

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consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; provided, further, that when calculating the Consolidated Total Net Leverage Ratio and Interest Coverage Ratio, as applicable, for purposes of (i) the definition of “Applicable Rate,” (ii) the definition of “Applicable Commitment Fee Rate” and (iii) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with Section 7.10, the events that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
“Protected Person” has the meaning set forth in Section 10.05.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning set forth in Section 6.02.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 10.24(a).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guaranty (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Qualified Public Offering” means each underwritten primary or secondary public offering of common Equity Interests of Holdings or any direct or indirect parent of Holdings (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act.
“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (x) the board of directors of the Borrower shall have determined in good faith that such Securitization Financing (including

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financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary and (y) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower). The grant of a security interest in any Securitization Assets of the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.
“Qualifying Lender” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Reference Time” means, with respect to any setting of the then-current Benchmark (1) if such Benchmark is the Term SOFR Rate, 11:00 a.m. (New York City time) on the day that is five (5) U.S. Government Securities Business Days preceding the date of such setting, and (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness”.
“Refinancing” means the repayment in full of all Indebtedness of the Borrower and its Restricted Subsidiaries under the Existing Credit Agreement with the proceeds of the Loans and the termination and release of all commitments, security interests and guarantees in connection therewith.
“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans, Other Revolving Credit Commitments or Other Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15.
“Refinancing Series” means all Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.
“Refinancing Term Commitments” means one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.
“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

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“Register” has the meaning set forth in Section 10.07(d).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating in into, onto or through the Environment.
“Released Guarantor” has the meaning set forth in Section 11.10.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Issuance Request, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Additional Debt Terms” means with respect to any Indebtedness, (a) except with respect to the Inside Maturity Exception, such Indebtedness shall not (x) mature earlier than the Latest Maturity Date of any Term Loans outstanding at the time of incurrence of such Indebtedness or (y) have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Term Loans (without giving effect to prior prepayments or amortization payments that would otherwise modify the Weighted Average Life to Maturity of the Initial Term Loans); (b) that if such Indebtedness is secured, it may not be secured by any assets other than Collateral and if guaranteed, may not be guaranteed by any Person who is not a Loan Party; (c) that if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the representative of the holders of such Indebtedness becomes party to the First Lien Intercreditor Agreement; (d) in the case of such Indebtedness that is in the form of loans, the All-In Yield for such loans shall be subject to the “most favored nation” requirements set forth in Section 2.14(e)(iii), as applicable; and (e) such Indebtedness shall (i) have covenants and events of default that in the good faith determination of the Borrower are either (x) not more favorable (when taken as a whole) to the lenders providing such Indebtedness than the covenants and events of default of the Loan Documents (when taken as a whole) or (y) otherwise on market terms (as determined by the Borrower in good faith), unless (I) the Lenders receive the benefit of such more restrictive terms or (II) any such provisions apply after the Latest Maturity Date or shall otherwise be reasonably satisfactory to the Required Lenders (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required from the Required Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Facility).
“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under

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such Class and (ii) the aggregate unused Commitments under such Facility; provided that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Class Lenders.
“Required Facility Lenders” mean, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans, as applicable, under such Facility being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Debt Payments” has the meaning set forth in Section 7.12(a).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).
“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

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“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.
“Revolver Extension Request” has the meaning set forth in Section 2.16(b).
“Revolver Extension Series” has the meaning set forth in Section 2.16(b).
“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type, and, in the case of Adjusted Term SOFR Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate Principal Amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitments” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders is $400,000,000 on, and as of, the Closing Date.
“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the outstanding Principal Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations and the Swing Line Obligations at such time.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.
“Revolving Credit Loans” means any Revolving Credit Loan made pursuant to Section 2.01(b), Incremental Revolving Credit Loans, Other Revolving Credit Loans or Extended Revolving Credit Commitments, as the context may require.
“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit D-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.
“S&P” means Standard & Poor’s Ratings Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sale Leaseback Transaction” means a sale leaseback transaction with respect to all or any portion of any real property owned by the Borrower or any Restricted Subsidiary.

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“Same Day Funds” means immediately available funds.
“Sanction(s)” means Laws relating to economic sanctions or terrorism financing administered or enforced by the U.S. government (including, without limitation, the U.S. Department of State and OFAC), His Majesty’s Treasury of the United Kingdom, the European Union, the United Nations Security Council and any other relevant sanctions authority with jurisdiction over Holdings, the Borrower or any of their respective Subsidiaries, as applicable.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Borrower or any Restricted Subsidiary and any Approved Counterparty.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, any Approved Counterparty party to a Secured Hedge Agreement or Treasury Services Agreement, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.
“Securities Act” means the Securities Act of 1933, as amended.
“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets related thereto (including bank accounts and books and records) subject to a Qualified Securitization Financing and the proceeds thereof.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.
“Securitization Financing” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells, contributes or grants a security interest in such accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells, contributes or grants a security interest in such accounts receivable or Securitization Assets or assets related thereto to a Person that is not a Restricted Subsidiary.
“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Securitization Financings and other activities reasonably related thereto.
“Security Agreement” means the first lien Security Agreement substantially in the form of Exhibit G, dated as of the Closing Date, among Holdings, the Borrower, certain subsidiaries of the Borrower and the Collateral Agent.
“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

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“Significant Acquisition” means, collectively, Permitted Acquisitions and/or other Investments permitted under this Agreement consummated during any 6-month period for which the total aggregate cash consideration is greater than or equal to $75,000,000.
“Similar Business” means (1) any business conducted or proposed to be conducted by the Borrower or any of its Restricted Subsidiaries on the Closing Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged or propose to be engaged on the Closing Date.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”
“Solicited Discount Proration” has the meaning set forth in Section 2.05(a)(v)(D)(3).
“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).
“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit M-6.
“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit M-7, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.
“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(D)(1).
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the sum of the debt (including contingent liabilities) of the Person and its Subsidiaries, taken as a whole, does not exceed the fair saleable value (on a going concern basis) of the assets of the Person and its Subsidiaries, taken as a whole; (ii) the capital of the Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Person or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

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“SPC” has the meaning set forth in Section 10.07(i).
“Specified Discount” has the meaning set forth in Section 2.05(a)(v)(B)(1).
“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(B)(1).
“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit M-8.
“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit M-9, to a Specified Discount Prepayment Notice.
“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(B)(1).
“Specified Discount Proration” has the meaning set forth in Section 2.05(a)(v)(B)(3).
“Specified Equity Contribution” means any cash contribution to the common equity of Holdings and/or any purchase or investment in an Equity Interest of Holdings other than Disqualified Equity Interests.
“Specified Event of Default” means an Event of Default under Section 8.01(a), (f) (with respect to a Loan Party) or (g) (with respect to a Loan Party).
“Specified Guarantor” means any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.12).
“Specified Representations” means those representations and warranties made by the Borrower and the Subsidiary Guarantors in Sections 5.01(a), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.02(b)(iii) (to the extent such conflict has not resulted in a Material Adverse Effect (as such term or similar definition is defined in the main transaction agreement governing the applicable Permitted Acquisition)), 5.04, 5.12, 5.16, 5.18(d) and 5.19.
“Specified Transaction” means any Permitted Acquisition, Investment, Disposition, incurrence of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Revolving Commitment Increase in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that a Revolving Commitment Increase, for the purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn.
“Sponsor” means Broad Street Principal Investments, L.L.C. and/or its respective Affiliates.
“Spot Exchange Rate” shall have the meaning provided in the definition of “Dollar Equivalent.”
“Sterling” or “£” means freely transferable lawful money of the United Kingdom (expressed in pounds sterling).
“Submitted Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

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“Submitted Discount” has the meaning set forth in Section 2.05(a)(v)(C)(1).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on Holdings’ or any Restricted Subsidiary’s financial statements.
“Subsidiary Guarantor” means any Guarantor other than Holdings.
“Successor Company” has the meaning set forth in Section 7.04(d).
“Supplemental Agent” has the meaning set forth in Section 9.14(a) and “Supplemental Agents” shall have a corresponding meaning.
“Supported QFC” has the meaning specified in Section 10.24.
“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or

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other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lenders pursuant to Section 2.04.
“Swing Line Lender” means KeyBank, in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning set forth in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit C.
“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit D-3 hereto, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from the Swing Line Loans.
“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the aggregate amount of the Revolving Credit Commitments then in effect. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
“Syndication Agent” means Regions Bank in its capacity as syndication agent under this Agreement.
“Taxes” has the meaning set forth in Section 3.01(a).
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Adjusted Term SOFR Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.
“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension.
“Term Lender” means, at any time, any Lender that has an Initial Term Commitment, a Term Commitment or a Term Loan at such time.

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“Term Loan Extension Request” has the meaning set forth in Section 2.16(a).
“Term Loan Extension Series” has the meaning set forth in Section 2.16(a).
“Term Loan Increase” has the meaning set forth in Section 2.14(a).
“Term Loans” means any Initial Term Loan or any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan designated as a “Term Loan”, as the context may require.
“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit D-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans of each Class made by such Term Lender.
“Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR Reference Rate.”
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 11:00 a.m., New York City time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator. The Term SOFR Rate as determined pursuant to the foregoing shall not be less than the Floor.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day” and such time, “Term SOFR Reference Time”), with respect to any Term Benchmark Borrowing for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than three Business Days prior to such Term SOFR Determination Day.
“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements and a Compliance Certificate are required to be delivered pursuant to Section 6.01, as applicable.
“Threshold Amount” means $25,000,000.
“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings delivered pursuant to Sections 6.01(a) or (b).
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

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“Transactions” means, collectively, (a) the funding of the Loans on the Closing Date and the execution and delivery of the Loan Documents entered into on the Closing Date, (b) the Refinancing and (c) the payment of fees and expenses in connection with the foregoing.
“Treasury Services Agreement” means any agreement between the Borrower or any Subsidiary and any Approved Counterparty relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or an Adjusted Term SOFR Rate Loan.
“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.
“U.S. Government Securities Business Day” means any day except for (i) Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unaudited Financial Statements” means the unaudited consolidated balance sheet of the Sterling Check Corp. as of September 30, 2022 and related consolidated statements of income, stockholders’ equity and cash flows of Sterling Check Corp. as of September 30, 2022.
“Undisclosed Administration” means, in relation to a Lender or any person that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or controlling person is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year, over the current fair market value of that Pension Plan’s assets.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.

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“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibits K-1, K-2, K-3 and K-4 hereto, as applicable.
“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).
“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.01B, (ii) any Subsidiary of the Borrower designated by the board of managers of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
“Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yield Differential” has the meaning set forth in Section 2.14(e)(iii).
Section 1.01Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(ar)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(as)The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

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(at)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(au)The term “including” is by way of example and not limitation.
(av)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(aw)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(ax)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(ay)The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”
Section 1.02Accounting Terms and Ratio Calculations.
(az)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(ba)Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Secured Net Leverage Ratio, Interest Coverage Ratio and Consolidated Total Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis; provided that, in connection with any Specified Transaction that is a Limited Condition Transaction, for purposes of determining compliance with any test or covenant for any action advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Transaction contained in this Agreement during any period which requires the calculation of any of the foregoing ratios or any basket that is measured as a percentage of Total Assets and, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”) the date of determination for calculation of any such ratios shall be deemed to be the date the definitive agreements for such Specified Transaction that is a Limited Condition Transaction are entered into (the “LCT Test Date”) and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent date of determination ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date to permit such Specified Transaction are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as

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a result of such fluctuations solely for purposes of determining whether the Specified Transaction is permitted to be consummated or taken. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio shall be tested both (x) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof) have been consummated and (y) assuming that such Limited Condition Transaction is not consummated.
(bb)With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any Loan Document that does not require compliance with a financial ratio or test (including the Interest Coverage Ratio, the Consolidated Total Net Leverage Ratio and/or the Consolidated Secured Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of such Loan Document that requires compliance with a financial ratio or test (including the Interest Coverage Ratio, the Consolidated Total Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence-Based Amounts.
(bc)For purposes of determining compliance with Sections 7.01 to 7.06, 7.08, 7.09, 7.12 or 7.13 (the “Specified Negative Covenants”), in the event that any relevant Lien, Investment, incurrence of Indebtedness, fundamental change, Disposition, Restricted Payment, transaction with an Affiliate, prepayment of Indebtedness or permitted activity (each a “Specified Negative Covenant Transaction”), as applicable, meets the criteria of more than one of the exceptions described in any Specified Negative Covenant on the date which such Specified Negative Covenant Transaction occurs or comes into existence, the Borrower may, in its sole discretion, classify each such Specified Negative Covenant Transaction (or any portion thereof) between such exceptions.
Section 1.01Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
Section 1.02References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.03Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

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Section 1.04Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
Section 1.05[Reserved].
SECTION 1.09    Divisions. For all purposes under the Loan Documents, in connection with any Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
The Commitments and Credit Extensions
Section 1.02The Loans.
(a)The Term Borrowings. Subject to the terms and conditions set forth herein, each applicable Term Lender severally agrees to make to the Borrower on the Closing Date Initial Term Loans denominated in Dollars in an aggregate amount not to exceed the amount of such applicable Term Lender’s Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Adjusted Term SOFR Rate Loans, as further provided herein.
(b)The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make revolving credit loans denominated in Dollars to the Borrower from its applicable Lending Office (each such loan, a “Revolving Credit Loan”) from time to time as elected by the Borrower pursuant to Section 2.02, on any Business Day during the period from the Closing Date until the Maturity Date with respect to such Revolving Credit Lender’s applicable Revolving Credit Commitment, in an aggregate Principal Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment at such time; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitments, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Adjusted Term SOFR Rate Loans, as further provided herein.
Section 1.03Borrowings, Conversions and Continuations of Loans.
(a)Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Adjusted Term SOFR Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. New York City time (i) three Business Days prior to the requested date of any Borrowing or continuation of Adjusted Term SOFR Rate Loans

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or any conversion of Base Rate Loans to Adjusted Term SOFR Rate Loans, and (ii) in the same day as the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (i) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of initial Credit Extensions. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Section 2.14(a), each Borrowing of, conversion to or continuation of Adjusted Term SOFR Rate Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c), 2.04(c), 2.14(a) or the last sentence of this paragraph, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing of a particular Class, a Revolving Credit Borrowing, a conversion of Term Loans of any Class or Revolving Credit Loans from one Type to the other, or a continuation of Adjusted Term SOFR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans of a Class or Revolving Credit Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as or converted to Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Adjusted Term SOFR Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Adjusted Term SOFR Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 2:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)Except as otherwise provided herein, an Adjusted Term SOFR Rate Loan may be continued or converted only on the last day of an Interest Period for such Adjusted Term SOFR Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith.
(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Adjusted Term SOFR Rate Loans upon determination of such interest rate. The determination of the Adjusted Term SOFR Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

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(e)After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect.
(f)The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
Section 1.04Letters of Credit.
(a)The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date to issue Letters of Credit at sight denominated in any Approved Currency for the account of the Borrower or any Subsidiary of the Borrower and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(i)An L/C Issuer shall be under no obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);
(B)subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless (1) each Appropriate Lender has approved of such expiration date or (2) the L/C Issuer thereof has approved of such expiration date and the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to such L/C Issuer;

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(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date;
(D)the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;
(E)the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; or
(F)any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(ii)An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(iii)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and any Letter of Credit Issuance Request (and any other document, agreement or instrument entered into by such L/C Issuer and the Borrower or in favor of such L/C Issuer) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.
(c)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Issuance Request, appropriately completed and signed by a Responsible Officer of the Borrower or his/her delegate or designee. Such Letter of Credit Issuance Request must be received by the relevant L/C Issuer and the Administrative Agent not later than 2:00 p.m. (New York City time) at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such other date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Issuance Request shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the relevant Approved Currency in which such Letter of Credit is to be denominated; (d) the expiry date thereof; (e) the name and address of the beneficiary thereof; (f) the documents to be presented by such beneficiary in case of any drawing thereunder; (g) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (h) such other matters as the relevant L/C Issuer may reasonably request. In the case of a

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request for an amendment of any outstanding Letter of Credit, such Letter of Credit Issuance Request shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.
(iv)Promptly after receipt of any Letter of Credit Issuance Request, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Issuance Request from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Letter of Credit.
(v)If the Borrower so requests in any applicable Letter of Credit Issuance Request, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions of up to twelve months (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a number of days (the “Non-Extension Notice Date”) prior to the last day of such twelve month period to be agreed upon by the relevant L/C Issuer and the Borrower at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless the L/C Issuer has approved of a later expiration date and the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to such L/C Issuer); provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.
(vi)Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(g)Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the

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relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Approved Foreign Currency, the Borrower shall reimburse the L/C Issuer in such Approved Currency, unless the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Approved Foreign Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 1:00 p.m. (New York City time), in the case of a drawing in Dollars, or 11:00 a.m. (New York City time), in the case of a drawing in an Approved Foreign Currency, on the second Business Day immediately following any payment by an L/C Issuer under a Letter of Credit that the Borrower receives notice thereof (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in the relevant Approved Currency; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Credit Borrowing under the Revolving Credit Facility or a Swing Line Borrowing under the Swing Line Facility in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Borrowing or Swing Line Borrowing, as applicable. In the event that (x) a drawing denominated in an Approved Foreign Currency is to be reimbursed in Dollars pursuant to the first sentence of this Section 2.03(c)(i) and (y) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the applicable Approved Foreign Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Approved Currency in the full amount of the drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or Adjusted Term SOFR Rate Loans, as applicable, but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(vii)Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 2:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan or Adjusted Term SOFR Rate Loan, as applicable, to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the relevant L/C Issuer in Dollars.

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(viii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans or Adjusted Term SOFR Rate Loans, as applicable, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest (which begins to accrue upon funding by the L/C Issuer) at the Default Rate for Revolving Credit Loans. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(ix)Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.
(x)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(xi)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(a)Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent),

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the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement hereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(xii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.
(h)Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(xiii)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(xiv)the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(xv)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(xvi)any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(xvii)any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;
(xviii)any adverse change in the relevant exchange rates or in the availability of the relevant Approved Foreign Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; and

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(xix)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;
provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(d)Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Issuance Request. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(e)Cash Collateral. If (i) as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount

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determined as of the date of such Event of Default or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m., New York City time on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon, New York City time or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount not less than 102% of Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a Cash Collateral Account and may be invested in readily available Cash Equivalents as directed by the Borrower. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less an amount equal to 102% of than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) an amount equal to 102% of such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds an amount equal to 102% of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrower.
(f)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders for the applicable Revolving Credit Facility (in accordance with their Pro Rata Share or other applicable share provided for under this Agreement) a Letter of Credit fee in Dollars for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate for Revolving Credit Loans which are Adjusted Term SOFR Rate Loans times the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other

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Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in any Applicable Rate for Revolving Credit Loans during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by such Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(g)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, with respect to each Letter of Credit issued by it the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.
(h)Conflict with Letter of Credit Issuance Request. Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Issuance Request, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Issuance Request, the terms hereof shall control.
(i)Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.
(j)Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(k)Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each calendar month, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request), (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to

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such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.
(l)Provisions Related to Letters of Credit in respect of Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the L/C Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the L/C Issuers and the Borrower, without the consent of any other Person.
(m)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(n)Existing Letters of Credit. Each Letter of Credit outstanding under the Existing Credit Agreement on the Closing Date shall remain outstanding and constitute a Letter of Credit hereunder, subject to and governed by the terms and conditions hereof.
Section 1.05Swing Line Loans.
(i)The Swing Line Loans. Subject to the terms and conditions set forth herein, KeyBank, in its capacity as Swing Line Lender, agrees to make loans in Dollars to the Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date of the Revolving Credit Facility in an aggregate principal amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitments and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the

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Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Swing Line Loan.
(j)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. New York City time on the requested borrowing date and shall specify (i) the principal amount to be borrowed, which principal amount shall be a minimum of $500,000 (and any amount in excess of $500,000 shall be in integral multiples of $100,000) and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. New York City time on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. New York City time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.
(k)Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of

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Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. New York City time on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(i)If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(ii)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iii)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(b)Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect

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the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(iv)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.
(l)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan, Adjusted Term SOFR Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.
(m)Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
(n)Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring maturity date such Swing Line Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swing Line Loans may be reduced as agreed between the Swing Line Lender and the Borrower, without the consent of any other Person.
Section 1.06Prepayments.
(o)Optional. (i) The Borrower may, upon, subject to clause (iii) below, written notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay Term Loans of any Class and Revolving Credit Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. New York City time (A) three (3) Business Days prior to any date of prepayment of Adjusted Term SOFR Rate Loans and (B) one (1) Business Day prior to any prepayment of Base Rate Loans; (2) any prepayment of Adjusted Term SOFR Rate Loans shall be in a minimum Principal Amount of $1,000,000, or a whole multiple of $500,000 in excess

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thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum Principal Amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire Principal Amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of an Adjusted Term SOFR Rate Loan shall be accompanied by all accrued interest thereon to such date, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share as provided for under this Agreement.
(i)The Borrower may, upon, subject to clause (iii) below, written notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. noon New York City time on the date of the prepayment, and (2) any such prepayment shall be in a minimum Principal Amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(ii)Notwithstanding anything to the contrary contained in this Agreement, subject to the payment of any amounts owing pursuant to Section 3.05, the Borrower may rescind any notice of prepayment under Sections 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed. Each prepayment of any Class of Term Loans pursuant to this Section 2.05(a) shall be applied in an order of priority to repayments thereof required pursuant to Section 2.07(a) as directed by the Borrower and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a).
(iii)[Reserved].
(iv)Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing and no proceeds of Revolving Credit Borrowings are applied to fund any such repayment, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Holdings or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the following basis:
(A)Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case

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made in accordance with this Section 2.05(a)(v); provided that no Company Party shall initiate any action under this Section 2.05(a)(v) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three Business Days shall have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.
(B)(1)    Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).
(1)Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.
(2)If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of

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outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).
(A)(1)    Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a

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form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.
(3)The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).
(4)If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in

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consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).
(C)(1)    Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the

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Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.
(5)The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.
(6)Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the

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Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).
(A)In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.
(B)If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(v), the relevant Company Party shall waive any right to bring any

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action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.
(C)To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.
(D)Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(v), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.
(E)Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.
(F)Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).
(a)Mandatory. (i) [Reserved].
(i)If (x) the Borrower or any Restricted Subsidiary of the Borrower Disposes of any property or assets constituting Collateral pursuant to Section 7.05(i) or (y) any Casualty Event occurs, in each case, in excess of $5,000,000 in a single transaction or a series of related transactions, which results in the realization or receipt by the Borrower or Restricted Subsidiary of Net Proceeds, the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(viii) below, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or any Restricted Subsidiary of such Net Proceeds, subject to clause (b)(x) below, an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received; provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any Permitted First Priority Refinancing Debt or any Indebtedness incurred pursuant to Section 7.03(q) that is secured on a pari passu basis with the Obligations (or any Permitted Refinancing thereof that is secured on a pari

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passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the Net Proceeds of such Disposition or Casualty Event (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time); provided, further, that (A) the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.
(ii)If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (other than Indebtedness not prohibited under Section 7.03 (excluding Section 7.03(t))), the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(viii) below an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds.
(iii)If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect (including, for the avoidance of doubt, as a result of the termination of any Class of Revolving Credit Commitments on the Maturity Date with respect thereto), the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.
(iv)Except with respect to Loans incurred in connection with any Refinancing Amendment, Term Loan Extension Request, Revolver Extension Request or any Incremental Amendment (which may be prepaid on a less than pro rata basis in accordance with its terms), (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to amortization payments in respect of each Class of Term Loans then outstanding as directed by the Borrower (provided that (i) any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt, (ii) any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans, and (iii) the Borrower may not direct that any such prepayment be applied to a later maturing Class of Term Loans without at least pro rata repayment of any related earlier maturing Class of Term Loans) and (B) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

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(v)The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.
(vi)Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of an Adjusted Term SOFR Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Adjusted Term SOFR Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Adjusted Term SOFR Rate Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).
(vii)Term Opt-out of Prepayment. With respect to each prepayment of Term Loans required pursuant to Section 2.05(b)(ii), (A) each Lender of Term Loans will have the right to refuse its Pro Rata Share of such offer of prepayment by giving written notice of such refusal to the Administrative Agent within one (1) Business Day after such Lender’s receipt of notice from the Administrative Agent of such offer of prepayment (and the Borrower shall not prepay any Term Loans of such Lender on the date that is specified in clause (B) below), (B) the Borrower will make all such prepayments not so refused upon the fourth Business Day after delivery of notice by the Borrower pursuant to Section 2.05(b)(vi) and (C) any prepayment thereof refused by Lenders of Term Loans may be retained by the Borrower.
(viii)In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.05(b), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans of the applicable Class or Classes being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Adjusted Term SOFR Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(viii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment within any tranche of Term Loans shall be applied first to Term Loans of such tranche that are Base Rate Loans to the full extent thereof before application to Term Loans of such tranche that are Adjusted Term SOFR Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.
(ix)Foreign Dispositions. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any of or all the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) are prohibited or delayed by applicable local

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law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to use its commercially reasonable efforts to take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds that, in each case, would otherwise be required to be used to make an offer of prepayment pursuant to Section 2.05(b)(ii), is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition would have material adverse tax consequences with respect to such Net Proceeds, such Net Proceeds may be retained by the applicable Foreign Subsidiary; provided that to the extent that the repatriation of any Net Proceeds from such Foreign Subsidiary would no longer have a material adverse tax consequence, an amount equal to the Net Proceeds not previously applied pursuant to preceding clauses (i) and (ii), shall be promptly applied to the repayment of the Term Loans pursuant to this Section 2.05(b) as otherwise required above (without regard to this clause (x)).
Section 1.07Termination or Reduction of Commitments.
(c)Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a minimum aggregate amount of $5,000,000, or any whole multiple of $1,000,000, in excess thereof or, if less, the entire amount thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not otherwise be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility or any other transaction, which refinancing or other transaction shall not be consummated or otherwise shall be delayed.
(d)Mandatory. The Initial Term Commitment of each Term Lender of each Class shall be automatically and permanently reduced to $0 upon the funding of Initial Term Loans of such Class to be made by it on the Closing Date. The Revolving Credit Commitment of each Class shall automatically and permanently terminate on the Maturity Date with respect to such Class of Revolving Credit Commitments.
(e)Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the

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effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
Section 1.08Repayment of Loans.
(o)Term Loans. (i) The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders, on the last Business Day of each March, June, September and December (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), commencing with the first full quarter after the Closing Date, the respective amounts set forth below:

Repayment Date	Repayment Amount
March 31, 2023	$1,875,000.00
June 30, 2023	$1,875,000.00
September 30, 2023	$1,875,000.00
December 31, 2023	$1,875,000.00
March 31, 2024	$3,750,000.00
June 30, 2024	$3,750,000.00
September 30, 2024	$3,750,000.00
December 31, 2024	$3,750,000.00
March 31, 2025	$3,750,000.00
June 30, 2025	$3,750,000.00
September 30, 2025	$3,750,000.00
December 31, 2025	$3,750,000.00
March 31, 2026	$5,625,000.00
June 30, 2026	$5,625,000.00
September 30, 2026	$5,625,000.00
December 31, 2026	$5,625,000.00
March 31, 2027	$5,625,000.00
June 30, 2027	$5,625,000.00
September 30, 2027	$5,625,000.00

(i)The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders, on the Maturity Date for the Term Loans, the aggregate principal amount of all Term Loans outstanding on such date. In the event any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are made,

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such Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.
(p)Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Class the aggregate principal amount of all of its Revolving Credit Loans of such Class outstanding on such date.
(q)Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility (although Swing Line Loans may thereafter be reborrowed, in accordance with the terms and conditions hereof, if there are one or more Classes of Revolving Credit Commitments which remain in effect).
Section 1.09Interest.
(p)Subject to the provisions of Section 2.08(b), (i) each Adjusted Term SOFR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.
(q)During the continuance of an Event of Default under Sections 8.01(a) (solely with respect to payments of principal, interest or fees due under this Agreement), (f) or (g), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.
(r)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law (to the greatest extent permitted by Law).
Section 1.010Fees.
In addition to certain fees described in Sections 2.03(h) and (i):
(b)Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee in Dollars equal to the Applicable Commitment Fee Rate with respect to Revolving Credit Loan commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitment for the applicable Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Facility (excluding Swing Line Loans) and (B) the Outstanding Amount of L/C Obligations for such Facility; provided that any commitment fee accrued with

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respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Commitments, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date during the first full fiscal quarter to occur after the Closing Date and on the Maturity Date for the Revolving Credit Commitments. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(c)Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in the Fee Letter or otherwise in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).
Section 1.10Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 1.11Evidence of Indebtedness.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

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(b)In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(c)Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
Section 1.12Payments Generally.
(d)All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to an Approved Foreign Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for Dollar-denominated payments and in Same Day Funds not later than 2:00 p.m. New York City time on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder in an Approved Foreign Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Approved Foreign Currency and in Same Day Funds not later than 2:00 p.m. (London time) (or, if earlier, 9:00 a.m. New York City time) on the dates specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Approved Foreign Currency, the Borrower shall make such payment in Dollars in an amount equal to the Dollar Equivalent of such Approved Foreign Currency payment amount. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after the time specified above shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(e)Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Adjusted Term SOFR Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(f)Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a

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corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:
(i)if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and
(ii)if any Lender failed to make such payment (including, without limitation, failure to fund participations in respect of any Letter of Credit or Swing Line Loan), such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount (including, without limitation, failure to fund participations in respect of any Letter of Credit or Swing Line Loan) forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.
(g)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV or in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(h)The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

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(i)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(j)Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
Section 1.1Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

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Section 1.2Incremental Credit Extensions.
(k)Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, subject to the terms and conditions herein, request (A) one or more new commitments which may be in the same Facility as any outstanding Term Loans of an existing Class of Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Loan Commitments”) and/or (B) one or more increases in the amount of the Revolving Credit Commitments (a “Revolving Commitment Increase”) or the establishment of one or more new revolving credit commitments (any such new commitments, collectively with any Revolving Commitment Increases, the “Incremental Revolving Credit Commitments” and the Incremental Revolving Credit Commitments, collectively with any Incremental Term Loan Commitments, the “Incremental Commitments”).
(l)Incremental Loans. Any Incremental Commitments effected through the establishment of one or more new revolving credit commitments or new Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Commitments for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Loan Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments of any Class are effected through the establishment of one or more new revolving credit commitments (including through any Revolving Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Credit Loan” and collectively with any Incremental Term Loan, an “Incremental Loan” and each facility under which Incremental Loans are made, an “Incremental Facility”) in an amount equal to its Incremental Revolving Credit Commitment of such Class and (ii) each Incremental Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class and the Incremental Revolving Credit Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.
(m)Incremental Lenders. Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing lenders to provide any Incremental Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that (i) the Administrative Agent, each Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender, (ii) with respect to Incremental Term Loan Commitments, any Affiliated Lender providing an

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Incremental Term Loan Commitment shall be subject to the same restrictions set forth in Section 10.07(l) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Incremental Revolving Credit Commitments.
(n)Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:
(iii)no Event of Default shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments (except in the case of the incurrence or provision of any Incremental Facility in connection with a Limited Condition Transaction, which shall be subject to no Specified Event of Default);
(iv)after giving effect to such Incremental Commitments, the conditions of Sections 4.02(i) shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment); provided that if the proceeds of such Incremental Commitments are being used to finance a Limited Condition Transaction, (x) the reference in Section 4.02(i) to the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties that would constitute Specified Representations and (y) the reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in the main transaction agreement governing such Limited Condition Transaction;
(v)each Incremental Term Loan Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence); and
(vi)the sum of (i) the aggregate principal amount of the Incremental Facilities and (ii) the aggregate principal amount of Incremental Equivalent Debt shall not at the time of incurrence of any such Incremental Facilities or Incremental Equivalent Debt (and after giving effect to such incurrence) exceed the Incremental Cap at such time (calculated in a manner consistent with the definition of “Incremental Cap”). It is understood and agreed that unless the Borrower otherwise notifies the Administrative Agent, if all or any portion of any Incremental Commitment would be permitted to be incurred or implemented under the Incremental Incurrence-Based Amount, such Incremental Commitment (or the relevant portion thereof) shall be deemed to have been incurred or implemented in reliance on the Incremental Incurrence-Based Amount prior and without giving effect to the Fixed Incremental Amount.
Notwithstanding anything to the contrary in this Section 2.14 or this Agreement, if the proceeds of any Incremental Commitments are being used to finance a Permitted Acquisition or similar Investment permitted hereunder and the Incremental Lenders providing such Incremental Commitments so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality.

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(o)Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Loan Commitments or the Incremental Revolving Credit Loans and Incremental Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not consistent with the Term Loans or Revolving Credit Commitments, as applicable, each existing on the Incremental Facility Closing Date shall have covenants and events of default that in the good faith determination of the Borrower are either (x) not more restrictive in any material respect (when taken as a whole) to the Borrower and its Restricted Subsidiaries than the covenants and events of default of the Loan Documents (when taken as a whole), unless (I) the Lenders of the Term Loans or Revolving Credit Lenders, as applicable, receive the benefit of such more restrictive terms or (II) any such provisions apply after the Latest Maturity Date or shall otherwise be reasonably satisfactory to the Required Lenders (it being understood that to the extent any financial maintenance covenant is added for the benefit of any such Incremental Commitment, no consent shall be required from the Required Lenders to the extent that such financial maintenance covenant (together with any related “equity cure” provisions) is also added for the benefit of any corresponding existing Facility). In any event:
(i)any Incremental Term Loans:
(A)shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans (subject to intercreditor arrangements substantially the same as the First Lien Intercreditor Agreement or otherwise reasonably satisfactory to the Administrative Agent),
(B)may not be secured by any assets other than Collateral and may not be guaranteed by any Person who is not a Loan Party,
(C)except with respect to the Inside Maturity Exception, the Incremental Term Loans shall not (x) mature earlier than the Latest Maturity Date of any Term Loans outstanding at the time of incurrence of such Incremental Term Loans, or (y) have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to prior prepayments or amortization payments that would otherwise modify the Weighted Average Life to Maturity of the Initial Term Loans),
(D)shall have an Applicable Rate, and subject to clauses (e)(i)(C) and (e)(i)(D) above and clause (e)(i)(F) and (e)(iii) below, amortization determined by the Borrower and the applicable Incremental Term Lenders,
(E)the Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment, and
(F)the Incremental Term Loans may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment.
(vii)the terms, provisions and documentation of any Incremental Revolving Credit Loans and any Incremental Revolving Credit Commitments, of any Class, shall be customary for revolving facilities, as agreed between the Borrower and the applicable Incremental Revolving Credit Lenders providing such Incremental Revolving Credit

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Commitments. In any event, any Incremental Revolving Credit Loans and any Revolving Credit Commitments (as applicable):
(G)shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans (subject to intercreditor arrangements substantially the same as the First Lien Intercreditor Agreement or otherwise reasonably satisfactory to the Administrative Agent),
(H)may not be secured by any assets other than Collateral and may not be guaranteed by any Person who is not a Loan Party,
(I)shall not mature or provide for scheduled amortization or mandatory commitment reductions earlier than the Latest Maturity Date of any Revolving Credit Loans outstanding at the time of incurrence of such Incremental Revolving Credit Commitments,
(J)subject to clause (A) above, the borrowing, letter of credit participation, payment and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the Incremental Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (E) below)) of Loans with respect to Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments on and after the Incremental Facility Closing Date until the Latest Maturity Date then applicable to the Revolving Credit Commitment.
(K)subject to clause (A) above and the provisions of Sections 2.03(n) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exists Incremental Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments on the Incremental Facility Closing Date (and except as provided in Section 2.03(n) and Section 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued),
(L)subject to clause (A) above, the permanent repayment of Revolving Credit Loans with respect to, and termination of, Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments on the Incremental Facility Closing Date, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class,
(M)assignments and participations of Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans on the Incremental Facility Closing Date, and

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(N)any Incremental Revolving Credit Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolving Credit Commitments prior to the Incremental Facility Closing Date.
(i)the amortization schedule applicable to any Incremental Loans and the All-In Yield applicable to the Incremental Term Loans or Incremental Revolving Credit Loans of each Class shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any Loans under Incremental Term Loan Commitments or Incremental Revolving Credit Commitments, in each case that are made on or prior to the date that is 12 months after the Closing Date, if the All-In Yield applicable to such Incremental Term Loans or Incremental Revolving Credit Loans shall be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Loans or Revolving Credit Loans, as applicable, by more than 50 basis points per annum (the amount of such excess, the “Yield Differential”) then the interest rate (together with, as provided in the proviso below, the Adjusted Term SOFR Rate or Base Rate floor) with respect to each Class of Term Loans or the Revolving Credit Loans, as applicable, shall be increased by the applicable Yield Differential; provided, further that, if any Incremental Term Loans or Incremental Revolving Credit Loans include an Adjusted Term SOFR Rate or Base Rate floor that is greater than the Adjusted Term SOFR Rate or Base Rate floor applicable to any existing Class of Term Loans or Revolving Credit Loans, as applicable, such differential between interest rate floors shall be included in the calculation of All-In Yield for purposes of this clause (iii) but only to the extent an increase in the Adjusted Term SOFR Rate or Base Rate floor applicable to the existing Term Loans or Revolving Credit Loans, as applicable, would cause an increase in the interest rate then in effect thereunder, and in such case the Adjusted Term SOFR Rate and Base Rate floors (but not the Applicable Rate) applicable to the existing Term Loans or Revolving Credit Loans, as applicable, shall be increased to the extent of such differential between interest rate floors.
(p)Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitment shall become Commitments (or in the case of an Incremental Revolving Credit Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate (including changing the amortization schedule or extending the call protection of existing Term Loans in a manner required to make the Incremental Term Loans fungible with such Term Loans), in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Credit Commitments for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees.
(q)Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which Incremental Revolving Credit Commitments are effected through an increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) if the increase relates to the Revolving Credit Facility, each of the Revolving Credit Lenders shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit

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Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Incremental Revolving Credit Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (b) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Sections 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
(r)This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
Section 1.13Refinancing Amendments.
(s)Subject to Section 2.05(a) of this Agreement, on one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans pursuant to a Refinancing Amendment in accordance with this Section 2.15 (each, an “Additional Refinancing Lender”) (provided that (i) the Administrative Agent, each Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans or providing such Other Revolving Credit Commitments to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Refinancing Lender, (ii) with respect to Refinancing Term Loans, any Additional Refinancing Lender providing an Refinancing Term Loans shall be subject to the same restrictions set forth in Section 10.07(l) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Other Revolving Credit Commitments), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class of Term Loans or Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under this Agreement, in the form of Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments, or Other Revolving Credit Loans pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(n) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exist Other Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.03(n) and Section 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or

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issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Credit Commitments and Other Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.
(t)The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.
(u)Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.
(v)Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.
Section 1.3Extension of Term Loans; Extension of Revolving Credit Loans.
(w)Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term

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Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-In Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans were amended are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such Existing Term Loan Tranche; provided, however, that (A) no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any then-existing Term Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (D) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the First Lien Intercreditor Agreement (to the extent then in effect), (E) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (F) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $10,000,000.
(x)Extension of Revolving Credit Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the

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applicable Extension Amendment; (ii) the All-In Yield with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, commitment fees, original issue discount or otherwise) may be different than the All-In Yield for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments); provided, further, that (A) no Default or Event of Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (C) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of the First Lien Intercreditor Agreement (to the extent then in effect) and (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5,000,000.
(y)Extension Request. The Borrower shall provide the applicable Extension Request at least ten (10) calendar days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable

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Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.
(z)Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.16(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.
(aa)No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
Section 1.14Defaulting Lenders.

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(ab)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(viii)Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ix)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to L/C Issuers or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(x)Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

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(xi)Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the Pro Rata Share of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (B) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If the allocation described in this clause (iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures satisfactory to such L/C Issuer (in its sole discretion).
(ac)Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III
Taxes, Increased Costs Protection and Illegality
Section 1.011Taxes.
(s)Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower (the term “Borrower” under this Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any

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Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax or an Other Tax, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the applicable withholding agent shall make such deductions, (C) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) within forty five (45) days after the date of such payment (or, if receipts or evidence are not available within forty five (45) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, the Borrower or applicable Guarantor shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof, a copy of a return reporting such payment, or other evidence reasonably acceptable to the Administrative Agent.
(t)In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from (A) an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a present or former connection that such Agent or Lender has with the taxing jurisdiction other than the connection arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, except for such Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”) or (B) upon a voluntary registration made by any Agent or Lender if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Agent or Lender under the Loan Documents.
(u)Each Loan Party agrees to indemnify each Agent and each Lender after written demand therefor for (i) the full amount of Indemnified Taxes and Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by such Agent or such Lender or required to be deducted from a payment to such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.
(v)Each Agent and Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Agent or Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Agent or Lender under the Loan Documents or as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding any other provision of this clause (d), an Agent or Lender shall not be required to deliver any form pursuant to this clause (d) that such

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Agent or Lender is not legally able to deliver or any form or documentation (other than the forms and documentation set forth in clauses (d)(i), (ii)(A), (ii)(B), (ii)(C), (ii)(D) and (iii) of this Section) the completion, execution or submission of which, in the Lender’s reasonable judgment, would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing:
(i)Each Agent and Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two copies of properly completed and duly signed Internal Revenue Service Form W-9 (or any successor form) certifying that such Agent or Lender is exempt from federal backup withholding.
(ii)Each Agent or Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(A)Two copies of properly completed and duly signed Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code, certifying such Agent’s or Lender’s entitlement as of such date to a reduced rate of or complete exemption from United States withholding tax with respect to payments to be made under this Agreement or any Loan Document,
(B)Two copies of properly completed and duly signed Internal Revenue Service Form W-8ECI (or any successor forms),
(C)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a United States Tax Compliance Certificate in the form of Exhibit K-1 and (b) two copies of properly completed and duly signed Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), certifying such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement or any Loan Document,
(D)to the extent a Lender is not the beneficial owner of payments to be received under this Agreement, two copies of properly completed and duly signed Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate in the form of Exhibit K-2 or Exhibit K-3, Form W-9, Form W-8IMY and/or any other documents or information from each beneficial owner, as applicable, certifying such or Lender’s and its beneficial owners’ entitlement as of such date to a reduced rate of or complete exemption from United States withholding tax with respect to payments to be made under this Agreement or any Loan Document (provided that if the Lender is a partnership, and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate in the form of Exhibit K-4 may be provided by such Lender on behalf of each such

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direct and indirect partner (in lieu of a certificate in the form of Exhibit K-2 or Exhibit K-3)), and
(E)two copies of any other accurate, complete and signed form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming complete exemption from, or reduction in, U.S. federal withholding tax on any payments to such Agent or Lender under any Loan Document.
(iii)Each Lender shall provide any forms, documentation, or other information as shall be prescribed by applicable Law and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for Holdings, the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA, and to determine the amount, if any, to deduct and withhold from such payment. For purposes of this Section 3.01(d)(iii), the term “FATCA” shall include any amendments thereof or successor provisions thereto.
(iv)Each such Lender shall, whenever a lapse in time or change in circumstances renders any documentation provided pursuant to this Section 3.01(d) obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any successor forms or any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(w)Any Lender claiming any additional amounts payable pursuant to this Section 3.01 and Section 3.04(a) shall, if requested by the Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.
(x)If any Lender or Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of such Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will such Lender of Agent be required to pay any amount to a Loan Party pursuant to this paragraph (f), the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

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(y)For the avoidance of doubt, the term “Lender” for purposes of this Section 3.01 shall include each L/C Issuer and Swing Line Lender.
Section 1.012Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Adjusted Term SOFR Rate Loans, or to determine or charge interest rates based upon the Adjusted Term SOFR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Adjusted Term SOFR Rate Loans in the affected currency or currencies, or, in the case of Adjusted Term SOFR Rate Loans denominated in Dollars, to convert Base Rate Loans to Adjusted Term SOFR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all applicable Adjusted Term SOFR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Adjusted Term SOFR Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Adjusted Term SOFR Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
Section 1.013Inability to Determine Rates. If (a) either the Required Lenders determine or the Administrative Agent determines in good faith that for any reason adequate and reasonable means do not exist for determining the applicable Adjusted Term SOFR Rate for any requested Interest Period with respect to a proposed Adjusted Term SOFR Rate Loan in a given Approved Currency or that deposits in the applicable Approved Currency in which such proposed Adjusted Term SOFR Rate Loan is to be denominated are not being offered to banks in the applicable offshore interbank market for the applicable amount and the Interest Period of such Adjusted Term SOFR Rate Loan in the applicable Approved Currency, or (b) the Required Lenders determine that the Adjusted Term SOFR Rate for any requested Interest Period with respect to a proposed Adjusted Term SOFR Rate Loan in such Approved Currency does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Adjusted Term SOFR Rate Loans in the affected Approved Currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Adjusted Term SOFR Rate Loans denominated in the affected Approved Currency or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loan in the amount specified therein and (ii) any outstanding affected Adjusted Term SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.
Section 1.014Increased Cost and Reduced Return; Capital Adequacy; Reserves on Adjusted Term SOFR Rate Loans.
(d)If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Adjusted Term SOFR Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or

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receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Adjusted Term SOFR Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail (but excluding any information to the extent prohibited by Law) such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided, that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender certifies to the Borrower that it imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.
(e)If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail (but excluding any information to the extent prohibited by Law) the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.
(f)The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including Adjusted Term SOFR Rate funds or deposits, additional interest on the unpaid principal amount of each applicable Adjusted Term SOFR Rate Loan of the Borrower equal to the actual costs of such reserves, capital or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Adjusted Term SOFR Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment

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Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.
(g)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.
(h)If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).
(i)This Section 3.04 shall not apply to any Taxes.
Section 1.015Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:
(z)any continuation, conversion, payment or prepayment of any Adjusted Term SOFR Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan;
(aa)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Adjusted Term SOFR Rate Loan of the Borrower on the date or in the amount notified by the Borrower, including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; or
(ab)any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Approved Foreign Currency on its scheduled due date or any payment thereof in a difference currency.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Adjusted Term SOFR Rate Loan made by it at the Adjusted Term SOFR Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Adjusted Term SOFR Rate Loan was in fact so funded.
Section 1.016Matters Applicable to All Requests for Compensation.
(r)Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

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(s)With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Adjusted Term SOFR Rate Loan, or, if applicable, to convert Base Rate Loans into Adjusted Term SOFR Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(t)If the obligation of any Lender to make or continue any Adjusted Term SOFR Rate Loan, or to convert Base Rate Loans into Adjusted Term SOFR Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Adjusted Term SOFR Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Adjusted Term SOFR Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:
(i)to the extent that such Lender’s Adjusted Term SOFR Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Adjusted Term SOFR Rate Loans shall be applied instead to its Base Rate Loans; and
(ii)all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Adjusted Term SOFR Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Adjusted Term SOFR Rate Loans shall remain as Base Rate Loans.
(ac)If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Adjusted Term SOFR Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Adjusted Term SOFR Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Adjusted Term SOFR Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Adjusted Term SOFR Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.
Section 1.017Replacement of Lenders under Certain Circumstances.
(a)If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Adjusted Term SOFR Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting

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Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender or L/C Issuer (in respect of any applicable Facility only in the case of clause (i) or clause (iii)), as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by the L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii).
(b)Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within one (1) Business Day of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.
(c)Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including

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the furnishing of a backup standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.
(d)In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
Section 1.018Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
Section 1.019 Interest Rates; Benchmark Notification.
(ad)The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, this Section 3.09 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its respective affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in their reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
(ae)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the

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Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.
(af)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(ag)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement subject to the following clause (2), (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive (subject to the consultation right of the Borrower, as applicable) and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.09.
(ah)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(ai)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to a Borrowing of ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(aj)Notwithstanding anything to the contrary herein, all determinations with respect to the Benchmark Replacement, including without limitation, any Benchmark Replacement Adjustments, any Benchmark Replacement Conforming Changes, any Benchmark Replacement

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Date, any Reference Time, and any Term SOFR Reference Time, in each case, shall be made by the Administrative Agent with respect to any Obligations owing to the Administrative Agent or any Lender.
ARTICLE IV
Conditions Precedent to Credit Extensions
Section 1.020Conditions to Initial Credit Extension.
The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:
(ak)The Administrative Agent’s receipt of the following, each of which shall be originals, pdf copies or other electronic copies unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent:
(i)a Committed Loan Notice in accordance with the requirements hereof;
(ii)executed counterparts of this Agreement;
(iii)each Collateral Document required to be executed on the Closing Date, duly executed by each Loan Party thereto, together with:
(A)certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank (or confirmation in lieu thereof that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel); and
(B)evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date or that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;
(iv)such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;
(v)an opinion from Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Loan Parties;
(vi)a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit E-2;

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(vii)a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in Sections 4.01(f) and (g);
(viii)the Perfection Certificate, duly completed and executed by the Loan Parties;
(ix)certificates of insurance evidencing the insurance coverages and endorsements thereof, both as described in Section 6.07; and
(x)copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.
(al)The Arrangement Fees and all fees and expenses due to the Joint Lead Arrangers, the Lenders and the Administrative Agent required to be paid on the Closing Date and (in the case of expenses) invoiced at least three Business Days before the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid from the proceeds of the initial funding under the Facilities.
(am)The Administrative Agent shall have received reasonably satisfactory evidence that prior to or substantially simultaneously with the initial Credit Extensions the Refinancing has been or shall be consummated.
(an)The Administrative Agent shall have received the Audited Financial Statements and the Unaudited Financial Statements.
(ao)The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent in writing at least ten (10) Business Days prior to the Closing Date.
(ap)The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
(aq)Since December 31, 2021, there shall not have occurred any event, change, circumstance, occurrence or event that has had or would reasonably be expected to have a Material Adverse Effect.
Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 1.021Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Adjusted Term SOFR Rate Loans

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and other than a Request for Credit Extension for an Incremental Loan which shall be governed by Section 2.14(d)) after the Closing Date is subject to the following conditions precedent:
(i)The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
(ii)No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(iii)The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Adjusted Term SOFR Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) (or, in the case of a Request for Credit Extension for an Incremental Loan, the conditions specified in Section 2.14(d)) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
Representations and Warranties
The Borrower, Holdings (solely with respect to Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.09, 5.11, 5.13, 5.17 and 5.18 to the extent applicable to it) and each of the Subsidiary Guarantors party hereto represent and warrant to the Agents and the Lenders at the time of each Credit Extension (to the extent required by Section 4.01 or Section 4.02, as applicable) that:
Section 1.022Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified to do business as a foreign corporation (or equivalent thereof) and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) and (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 1.023Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and

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(b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any applicable Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(ii), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
Section 1.024Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
Section 1.025Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.
Section 1.026Financial Statements; No Material Adverse Effect.
(u)(i) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.
(i)The Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and subject to changes resulting from normal year-end adjustments and the absence of footnotes.

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(a)Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section 1.027Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 1.028Ownership of Property; Liens and Real Property. The Borrower and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.07 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 1.029Environmental Matters. Except as specifically disclosed in Schedule 5.08(a) or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(j)Each Loan Party and its respective properties and operations are and, other than any matters which have been finally resolved, have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;
(k)the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened, under or relating to any Environmental Law;
(l)there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities currently or, to the knowledge of the Borrower, formerly owned, leased or operated by any Loan Party or Subsidiary, or arising out of the conduct of the Loan Parties that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could reasonably be expected to result in any Environmental Liability of any Loan Party or Subsidiary;
(m)there are no facts, circumstances or conditions arising out of or relating to the Loan Parties or any of their respective operations or any facilities currently or, to the knowledge of the Borrower, formerly owned, leased or operated by any of the Loan Parties or Subsidiaries, that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could reasonably be expected to result in any Environmental Liability of any Loan Party or Subsidiary; and
(n)the Borrower has made available to the Administrative Agent all material environmental reports, studies, assessments, audits, or other similar documents containing

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information regarding any Environmental Liability of any Loan Party or Subsidiary that are in the possession or control of the Borrower or any Loan Party or Subsidiary thereof.
Section 1.030Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all tax returns required to be filed, and have paid all Taxes imposed upon them, that are due and payable (including in their capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings. Except as described in Schedule 5.09, to the knowledge of the Borrower, there is no proposed Tax deficiency or assessment against any Loan Party that would, if made, individually or in the aggregate, have a Material Adverse Effect.
Section 1.10ERISA Compliance.
(a)Except as set forth on Schedule 5.10(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by a Loan Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.
(b)(i) No ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, and (v) no Pension Plan has any Unfunded Pension Liability, except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 1.15Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to the Transactions), no Loan Party has any material Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01.
Section 1.16Margin Regulations; Investment Company Act.
(c)The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U of the FRB.
(d)None of Holdings, the Borrower or any other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

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Section 1.4Disclosure. To the best of the Borrower’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading.
Section 1.5Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date (a) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened, and (b) the Borrower and the other Loan Parties are, and for the two (2) years prior to the Closing Date have been, in compliance with all applicable labor Laws including work authorization and immigration.
Section 1.6Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of any Loan Party or any of their Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any Person except for such infringements, misappropriations and violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is filed and presently pending or, to the knowledge of the Borrower, presently threatened in writing against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all registrations listed in Schedule 5 to the Perfection Certificate are valid and subsisting, except, in each case, to the extent failure of such registrations to be valid and subsisting could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 1.7Solvency. On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
Section 1.8Subordination of Junior Financing. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.
Section 1.9Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.
(e)Solely to the extent such Laws are applicable to Holdings and its Subsidiaries, each of Holdings and its Subsidiaries is, and has been, for the past three (3) years, in compliance with (i) Sanctions, (ii) the Anti-Corruption Laws, and (iii) Anti-Money Laundering Laws.

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(f)The Borrower has implemented and maintains in effect and enforces policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws.
(g)Neither the Borrower nor any of its Subsidiaries nor any of their respective directors or officers or, to the knowledge of the Borrower and the other Loan Parties, any of their respective employees or agents, is currently the subject or target of any Sanctions.
(h)The Borrower will not use, or make available to any Person, directly or indirectly, any part of the proceeds of the Loans, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, (ii) in any other manner in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (iii) for the purpose of financing any activities or business of or with any Person that, at the time of such financing, is the subject or target of any Sanctions, or (iv) in any other manner that would constitute or give rise to a violation of Sanctions by any Person, including any Lender.
Section 1.17Security Documents.
(i)Valid Liens. Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11 and 6.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable (subject in the case of enforceability to Debtor Relief Laws) Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified in paragraph 2 of the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents (other than the Mortgages) shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements, in each case subject to no Liens other than Liens permitted hereunder.
(j)PTO Filing; Copyright Office Filing. When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings may perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office and Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Closing Date).
(k)Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage will be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable (subject in the case of enforceability to Debtor Relief Laws) perfected Liens on, and security interest in, all of the Loan Parties’ right,

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title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.11 and 6.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11 and 6.12, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by hereunder.
Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.
Section 1.11Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates.
ARTICLE VI
Affirmative Covenants
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (i) obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements and (ii) indemnification obligations as to which no claim has been asserted) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Restricted Subsidiaries to:
Section 1.031Financial Statements.
(v)Deliver to the Administrative Agent for prompt further distribution to each Lender, within one hundred twenty (120) days after the end of each fiscal year and concurrently with filing of the corresponding Form 10-K with the SEC for such period, a consolidated balance sheet of Holdings or the Borrower (at the Borrower’s election) and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than a going concern qualification resulting from (I) an upcoming maturity date in respect of any Indebtedness,

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(II) any prospective default of a financial covenant in Section 7.10 or any other financial covenant under the Facilities or any other Indebtedness and (III) any actual Default under Section 7.10 hereunder;
(w)Deliver to the Administrative Agent for prompt further distribution to each Lender, within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and concurrently with filing of the corresponding Form 10-Q with the SEC for such period, an unaudited consolidated balance sheet of Holdings or the Borrower (at the Borrower’s election) and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(x)Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, supplemental financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings or the Borrower (as applicable) and the Subsidiaries by furnishing (A) the applicable financial statements of Holdings or the Borrower (as applicable) (or any direct or indirect parent of Holdings or the Borrower (as applicable)) or (B) Holdings’ or the Borrower’s (as applicable) (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings or the Borrower (as applicable), such information is accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to Holdings or the Borrower (as applicable) (or such parent), on the one hand, and the information relating to Holdings or the Borrower (as applicable) and the Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than a going concern qualification resulting from (I) an upcoming maturity date in respect of any Indebtedness, (II) any prospective financial covenant default under Section 7.10 or any other financial covenant under the Facilities or any other Indebtedness and (III) any actual Default under Section 7.10 hereunder.
Documents required to be delivered pursuant to Section 6.01 and Sections 6.02(a), (b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or SyndTrak or another relevant website, if any, to

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which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Each Lender shall be solely responsible for timely accessing posted documents.
Section 1.032Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:
(a)no later than three (3) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
(b)promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(c)promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of the definitive documentation for any Indebtedness incurred pursuant to Section 7.03(g) and, in each case, any Permitted Refinancing thereof, in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;
(d)together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by sections describing the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party of the Perfection Certificate or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report and (ii) confirmation that there has been no change in the list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary, an Unrestricted Subsidiary, a Securitization Subsidiary or an Excluded Subsidiary; and
(e)promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its securities) (each, a “Public Lender”). The Borrower hereby

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agrees to use commercially reasonable efforts to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC.” By designating Borrower Materials as “PUBLIC”, the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws. If the Borrower has not indicated whether a document or notice delivered contains non-public information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to the Borrower and its Subsidiaries and their securities. The Borrower agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.
Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
The Platform is provided “as is” and “as available.” The Agent-Related Persons do not warrant the adequacy of the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent-Related Person in connection with the Platform.
Section 1.033Notices. Promptly after a Responsible Officer of the Borrower or any Subsidiary Guarantor has obtained knowledge thereof, notify the Administrative Agent:
(e)of the occurrence of any Default or Event of Default;
(f)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
(g)of the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority or in arbitration, (i) against Holdings, the Borrower or any of its Subsidiaries thereof that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document; and
(h)of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a), (b),  (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with

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respect thereto. Upon the Administrative Agent’s reasonable request, Borrower shall identify whether information is suitable for distribution to “public” lenders.
Section 1.034Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 1.035Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 7.04 or 7.05 and (y) any Restricted Subsidiary may merge or consolidate with any other Restricted Subsidiary and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of (a) (other than with respect to the Borrower) or (b), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article VII or clause (y) of this Section 6.05.
Section 1.036Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible or intangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.
Section 1.037Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, including flood insurance with respect to each Flood Hazard Property, in each case in compliance with the National Flood Insurance Act of 1969 and the Flood Disaster Protection Act of 1973 (where applicable) and provide copies thereof (including annual renewals of such flood insurance) to the Administrative Agent. Except as otherwise agreed by the Administrative Agent, each such policy of insurance shall as appropriate, (i) name the Collateral Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each property and casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Lenders as the loss payee thereunder.
Section 1.038Compliance with Laws. Comply with the requirements of all Laws, regulations and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, unless such compliance relates to the Anti-Corruption Laws, the Anti-Money Laundering Laws or Sanctions, in which case Holdings and the Borrower shall comply, and shall cause each of their respective Subsidiaries to comply, in all respects and subject to no exceptions.

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Section 1.039Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
Section 1.10Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year and such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement between the Borrower or any of the Restricted Subsidiaries and a Person that is not Holdings, the Borrower or any of the Restricted Subsidiaries so long as such binding agreement was not entered into in contemplation of preventing such disclosure, inspection or examination or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.
Section 1.11Additional Collateral; Additional Guarantors. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
(a)upon the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, or the designation in accordance with Section 6.13 of any existing direct or indirect wholly owned Domestic Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary or any Subsidiary becoming a wholly owned Domestic Subsidiary:
(i)within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.12(ii)) after such formation, acquisition, designation, occurrence or, in each case, or such longer period as the Administrative Agent may agree in writing in its reasonable discretion:
(A)cause each such Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee

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Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors (under a Joinder Agreement), Security Agreement Supplements, intellectual property security agreements, Mortgages, a counterpart of the Intercompany Note, the First Lien Intercreditor Agreement, if applicable, and other security agreements and documents (including, with respect to such Mortgages, the documents listed in Section 6.12), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Mortgages, Security Agreement and other Collateral Documents in effect on the Closing Date), in each case to the extent required by and granting Liens required by the Collateral and Guarantee Requirement;
(B)cause each such Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Domestic Subsidiary that is a Loan Party) to deliver any and all certificates representing Equity Interests (to the extent certificated) and Intercompany Notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;
(C)take and cause the applicable Material Domestic Subsidiary and cause each direct or indirect parent of such applicable Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates, to the extent certificated) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement;
(i)as promptly as practicable after the reasonable request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Loan Parties or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Collateral Agent any existing environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Loan Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Loan Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained; and
(ii)if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the

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Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clause (i), (ii) or (iii) or clause (b) below.
(b)Not later than ninety (90) days after the acquisition by any Loan Party of any Material Real Property as determined by the Borrower (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree in writing in its discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.
Section 1.10Further Assurances. Promptly upon reasonable request by the Administrative Agent or Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of the First Lien Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the First Lien Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Material Real Property of any Loan Party subject to a mortgage constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.
Section 1.11Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.10 and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance, (iii) no subsidiary may be designated as an Unrestricted Subsidiary if it owns or licenses any Material IP, and (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing or any other Indebtedness permitted to be secured by the Collateral, as applicable. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) Investment therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is otherwise permitted under Section 7.02 of this Agreement). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon a redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower

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shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Restricted Subsidiary at the time of such re designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such re designation. Any Unrestricted Subsidiary that is designated as a Restricted Subsidiary may not be re designated as an Unrestricted Subsidiary.
Section 1.12[Reserved].
Section 1.13Post-Closing Covenants. Except as otherwise agreed by the Administrative Agent in its sole discretion, the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 6.15 (Post-Closing Covenants) within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent in its sole discretion).
Section 1.14Use of Proceeds.
(c)The proceeds of the Initial Term Loans will be used by the Borrower and its Restricted Subsidiaries on the Closing Date, together with the proceeds of certain cash available on the balance sheet of the Borrower, to consummate the Transactions and for other general corporate purposes, including the financing of transactions that are not prohibited by the terms of this Agreement.
(d)The proceeds of Revolving Credit Loans and Swing Line Loans will be used for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries, including the financing of transactions that are not prohibited by the terms of this Agreement.
(e)Letters of Credit will be used by the Borrower for general corporate purposes of the Borrower and its Restricted Subsidiaries, including supporting transactions not prohibited by the Loan Documents.
Section 1.12[Reserved].
Section 1.13Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. The Borrower shall ensure that no part of the proceeds of the Loans are used, or made available to any Person, directly or indirectly (i) for the purpose of financing any activities or business of or with any Person that, at the time of such financing, is the subject or target of Sanctions; (ii) in any other manner that would constitute or give rise to a violation of Sanctions by any Person, including any Lender; (iii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage; or (iv) in any other manner in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.
Section 1.14Nature of Business. The Borrower and its Restricted Subsidiaries will engage only in material lines of business substantially similar to those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or representing a reasonable extension thereof.

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ARTICLE VII
Negative Covenants
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements) which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date:
Section 1.040Liens. Neither the Borrower nor the Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(y)Liens pursuant to any Loan Document, Secured Hedge Agreements or Treasury Services Agreements;
(z)Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;
(aa)Liens for Taxes (i) that are not overdue for a period of more than sixty (60) days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect;
(ab)statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;
(ac)(i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;
(ad)deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like

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nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;
(ae)easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties, that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole;
(af)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(ag)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness;
(ah)Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(ai)Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;
(aj)Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(g), (i) and (n) or, to the extent related to any of the foregoing, Section 7.02(r) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 (other than Section 7.05(e)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(ak)Liens (i) in favor of the Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of the Borrower or any Subsidiary Guarantor;
(al)any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

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(am)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;
(an)Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;
(ao)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(ap)Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(aq)Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(ar)ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;
(as)Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 365 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(at)Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the Borrower or any Restricted Subsidiary permitted under Section 7.03;
(au)Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their

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terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the Indebtedness secured thereby is permitted under Sections 7.03(g)(i) or (u);
(av)(i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(aw)to the extent constituting a Lien, Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;
(ax)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(ay)the modification, replacement, renewal or extension of any Lien permitted by clauses (u) and (w) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);
(az)Liens with respect to property or assets of the Borrower or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $45,000,000 and 3.2% of Total Assets (calculated at the time of determination);
(ba)Liens to secure Indebtedness permitted under Sections 7.03(g), 7.03(q) or 7.03(v); provided that if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the representative of the holders of each such Indebtedness becomes party to a First Lien Intercreditor Agreement;
(bb)Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Indebtedness constituting Permitted First Priority Refinancing Debt (and any Permitted Refinancing thereof); provided that any such Liens securing any Permitted Refinancing in respect of such Permitted First Priority Refinancing Debt are subject to a First Lien Intercreditor Agreement;
(bc)Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(bd)in the case of any non-wholly owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its Organizational Documents or any related joint venture or similar agreement;

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(be)Liens on property incurred pursuant to any Sale Leaseback Transaction permitted hereunder and general intangibles related thereto;
(bf)deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises; and
(bg)Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing.
Section 1.041Investments. Neither the Borrower nor the Restricted Subsidiaries shall directly or indirectly, make any Investments, except:
(a)Investments by the Borrower or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;
(b)loans or advances to officers, directors, managers and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $5,000,000;
(c)Investments by the Borrower or any of its Restricted Subsidiaries in the Borrower or any of its Restricted Subsidiaries or any Person that will, upon such Investment become a Restricted Subsidiary; provided that (i) any Investment made by any Person that is not a Loan Party in any Loan Party pursuant to this clause (c) shall be subordinated in right of payment to the Loans and (ii) any Investments by Loan Parties in Restricted Subsidiaries which are Non-Loan Parties, or upon such Investment do not become Loan Parties, shall be permitted, together with Investments permitted pursuant to the second proviso to Section 7.02(i) below, in an amount not to exceed the greater of $75,000,000 and 5.2% of Total Assets (calculated at the time of determination) (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) (the “Non-Loan Party Investments Cap”);
(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(e)Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(m) below) consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(c), (d) and (x)), 7.04 (other than 7.04(c), (d) and (e)), 7.05 (other than 7.05(e)), 7.06 (other than 7.06(e)) and 7.12, respectively;
(f)Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower or any Restricted

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Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;
(g)Investments in Swap Contracts permitted under Section 7.03;
(h)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;
(i)any acquisition by the Borrower or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a division or line of business of, or all or the majority of the outstanding Equity Interests (including any Investment which serves to increase the Borrower’s respective equity ownership in any Restricted Subsidiary or in any Joint Venture) in, a Person (any such Person referred to herein as the “Acquired Entity”; and any acquisition of an Acquired Entity meeting all the criteria of this Section 7.02(i) being referred to herein as a “Permitted Acquisition”); provided that (i) no Event of Default exists or would result therefrom and (ii) other than to the extent any such Investment is financed with the proceeds of Excluded Contributions (within 30 days of any Excluded Contribution), each Person so acquired (or the Person owning the assets so acquired) shall become a Subsidiary Guarantor and all Subsidiaries of such Acquired Entity that are required to become Loan Parties pursuant to Section 6.11 shall become Loan Parties hereunder; provided, further, that acquisitions of Acquired Entities that do not become Subsidiary Guarantors in accordance with clause (ii) above shall be permitted, together with Investments in compliance with clause (ii) of the proviso to Section 7.02(c) above, in an amount not to exceed the Non-Loan Party Investments Cap;
(j)other Investments in an aggregate amount outstanding pursuant to this clause (j) (valued at the time of the making thereof) at any time not to exceed the greater of $75,000,000 and 5.2% of Total Assets (calculated at the time of determination) (in each case, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts);
(k)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;
(l)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(m)loans and advances to the Borrower and any other direct or indirect parent of the Borrower, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Sections 7.06(g), (h) or (i);
(n)other Investments in an aggregate amount outstanding pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed (i) an amount equal to the amount of Excluded Contributions previously received and that the Borrower elects to

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apply under this clause (i) or (ii) without duplication of clause (i), an amount equal to the Net Proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions, in each case, to the extent Not Otherwise Applied;
(o)advances of payroll payments to employees in the ordinary course of business;
(p)Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower (or any direct or indirect parent of the Borrower);
(q)Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(r)Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary permitted under Section 7.02(n);
(s)Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;
(t)Guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(u)(i) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Securitization Financing (including any contribution of replacement or substitute assets to such Subsidiary) or any repurchase obligation in connection therewith and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets in connection with a Qualified Securitization Financing;
(v)Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (v) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of $55,000,000 and 25% of LTM EBITDA (calculated at the time of determination) (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(w)any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (w) that are at that time outstanding not to exceed $15,000,000 (calculated at the time of determination) (in each case, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment

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pursuant to this clause (w) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (c) above and shall cease to have been made pursuant to this clause (w);
(x)so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make Investments in an unlimited amount so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 2.75 to 1.00;
(y)Investments in Joint Ventures of the Borrower or any of its Restricted Subsidiaries existing on the Closing Date; and
(z)Investments in Joint Ventures of the Borrower or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (z) that are at that time outstanding, not to exceed the greater of $15,000,000 and 1.0% of Total Assets (calculated at the time of determination) (in each case, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that, notwithstanding anything in this Agreement or any collateral Document to the contrary, no Material IP owned by a Loan Party or Restricted Subsidiary may be contributed as an Investment to or subject to a Disposition, IP Separation and Relicense Transaction, or Sale Leaseback transaction to any Unrestricted subsidiary, and any such Investment, Disposition, IP Separation and Relicense Transaction, or Sale Leaseback Transaction shall be null and void.
Section 1.042Indebtedness. Neither the Borrower nor any of the Restricted Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:
(i)Indebtedness of (x) any Loan Party under (i) the Loan Documents and (y) of the Borrower or any of its Subsidiaries under (i) any Secured Hedge Agreements and (ii) any Treasury Services Agreements;
(j)(i) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) Indebtedness owed to the Borrower or any Restricted Subsidiary outstanding on the Closing Date and any refinancing thereof with Indebtedness owed to the Borrower or any Restricted Subsidiary in a principal amount that does not exceed the principal amount (or accreted value, if applicable) of the intercompany Indebtedness so refinanced; provided that all such Indebtedness of any Loan Party owed to any Person or Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an Intercompany Note;
(k)Guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower otherwise permitted hereunder; provided that (A) no Guarantee of any Indebtedness constituting Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guaranty of the Obligations on the terms set forth herein and (B) if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

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(l)Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section 7.02; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party is subordinated in right of payment to the Loans (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party shall be deemed to be expressly subordinated in right of payment to the Loans unless the terms of such Indebtedness expressly provide otherwise);
(m)(i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Borrower or any Restricted Subsidiary prior to or within 365 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed the greater of $30,000,000 and 2.1% of Total Assets (calculated at the time of determination) (together with any Permitted Refinancings thereof) at any time outstanding, (ii) Attributable Indebtedness arising out of Sale Leaseback Transactions permitted by Section 7.05(l) and (iii) any Permitted Refinancing of any of the foregoing;
(n)Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;
(o)Indebtedness (including any Permitted Refinancing thereof) (i) of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) after the Closing Date as a result of an acquisition or other Investment permitted hereunder; provided that such Indebtedness is not incurred in contemplation of such acquisition or other Investment; (ii) incurred or assumed to finance an acquisition or other Investment permitted hereunder; provided that after giving Pro Forma Effect to the incurrence of such Indebtedness and such acquisition or other Investment the Borrower shall be in compliance with the Financial Covenants for the most recently ended four fiscal quarters for the Test Period immediately preceding the date on which such Indebtedness is incurred; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (g) except for any Indebtedness assumed in connection with any Permitted Acquisition or any other Investment permitted by Section 6.04 (together with the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this Section 7.03(g), 7.03(s), 7.03(u) and 7.03(v) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $45,000,000 and 20.0% of LTM EBITDA); provided that (x) Indebtedness incurred under Section 7.03(g)(ii) shall be (1) subject to the Required Additional Debt Terms and (2) (a) secured on a pari passu basis with the Obligations or (b) unsecured and (y) assumed Indebtedness described in clauses (i) and (ii) that is secured prior to such acquisition or Investment may continue to be secured by the assets securing such Indebtedness;
(p)Indebtedness representing deferred compensation to current or former officers, directors, managers, employees and consultants (or their respective estates,

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spouses or former spouses) of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries incurred in the ordinary course of business;
(q)Indebtedness to then-current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by Section 7.06;
(r)Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;
(s)Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;
(t)obligations in respect of Treasury Services Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished in the ordinary course of business;
(u)Indebtedness of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the amount of Excluded Contributions previously received pursuant to clause (3) of the definition of “Excluded Contributions” and that the Borrower elects to apply under this clause (m), to the extent Not Otherwise Applied;
(v)Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(w)Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;
(x)obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
(y)Indebtedness (and any Permitted Refinancing of such Indebtedness) of the Borrower or any Subsidiary Guarantor incurred in lieu of Incremental Facilities

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(“Incremental Equivalent Debt”) consisting of secured or unsecured loans, bonds, notes or debentures (which loans, bonds, notes or debentures, if secured, shall be secured by Liens on the Collateral ranking equal in priority (but without regard to control of remedies) with the Liens on the Collateral securing the Obligations); provided that (i) the aggregate outstanding principal amount of all such Indebtedness issued pursuant to this clause (q) shall not exceed at the time of incurrence thereof (x) the Incremental Cap (provided, that if such Indebtedness is unsecured, the “Consolidated Total Net Leverage Ratio” in clause (d) of the definition of “Incremental Cap” shall be increased to 4.00:1.00), less (y) the outstanding amount of all Incremental Facilities and Incremental Equivalent Debt incurred prior to such date and (ii) such Indebtedness complies with the Required Additional Debt Terms;
(z)Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;
(aa)unsecured Indebtedness (and any Permitted Refinancing of such Indebtedness) of the Borrower or any Restricted Subsidiary; provided that the Borrower shall be in compliance with the Financial Covenants after giving Pro Forma Effect to the incurrence of such Indebtedness for the most recently ended Test Period as of such time; provided further that (i) the aggregate principal amount of outstanding Indebtedness incurred by a non-Loan Party in reliance on this clause (s) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $45,000,000 and 20.0% of LTM EBITDA (calculated at the time of determination) and (ii) the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (s) except for any Indebtedness assumed in connection with any Permitted Acquisition or any other Investment permitted by Section 6.04 (together with the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on Sections 7.03(g), this 7.03(s), 7.03(u) and 7.03(v) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $45,000,000 and 20.0% of LTM EBITDA);
(ab)Credit Agreement Refinancing Indebtedness;
(ac)other Indebtedness of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $25,000,000 and 1.7% of Total Assets (calculated at the time of determination) at any time outstanding; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (u) except for any Indebtedness assumed in connection with any Permitted Acquisition or any other Investment permitted by Section 6.04 (together with the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on Sections 7.03(g), 7.03(s), this 7.03(u) and 7.03(v) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $45,000,000 and 20.0% of LTM EBITDA);
(ad)Indebtedness incurred by non-Loan Parties which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (v) and then outstanding, does not exceed the greater of $45,000,000 and 20% of LTM EBITDA (calculated at the time of determination); provided that the aggregate principal amount of

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Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (v) except for any Indebtedness assumed in connection with any Permitted Acquisition or any other Investment permitted by Section 6.04 (together with the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on Sections 7.03(g), 7.03(s), 7.03(u) and this 7.03(v) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $45,000,000 and 20.0% of LTM EBITDA);
(ae)[reserved];
(af)Indebtedness arising from Permitted Intercompany Activities to the extent constituting an Investment permitted by Section 7.02; and
(ag)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.
Section 1.043Fundamental Changes. Neither the Borrower nor any of the Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(aa)any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person and such merger does not result in the Borrower ceasing to be a corporation, partnership or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;
(ab)(i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or the Borrower or any Subsidiary may change its legal form (x) if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 7.02 (other than 7.02(e)) or 7.05 or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Loan Party after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);
(ac)any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively; and

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(ad)so long as no Default or Event of Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement; and
(ae)so long as no Default or Event of Default exists or, to the extent required by the relevant clause in Section 7.02, would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or the Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement; and
(af)so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.
Section 1.044Dispositions. Neither the Borrower nor any of the Restricted Subsidiaries shall, directly or indirectly, make any Disposition of property with a fair market value in excess of $5,000,000, except:
(bh)(i) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or any of its Restricted Subsidiaries and (ii) Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries outside the ordinary course of business (and for consideration complying with the requirements applicable to Dispositions pursuant to clause (i) below);

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(bi)Dispositions of inventory or goods (or other assets, including furniture and equipment) held for sale, intellectual property licensed to customers and immaterial assets (including allowing any registrations or any applications for registrations of any immaterial intellectual property to lapse or go abandoned in the ordinary course of business), in each case, in the ordinary course of business;
(bj)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(bk)Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;
(bl)to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(f)) and 7.06;
(bm)Dispositions of Cash Equivalents;
(bn)(i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries and (ii) Dispositions of intellectual property that do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries;
(bo)transfers of property subject to Casualty Events;
(bp)Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Event of Default shall exist or would result from such Disposition and (ii) the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (i)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s (or the Restricted Subsidiaries’, as applicable) most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (C) aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $15,000,000 and 6.25% of LTM EBITDA (calculated at the time of determination) at any time (net of any non-cash consideration converted into cash and Cash Equivalents);

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(bq)any Disposition of Securitization Assets (or of the Equity Interests in a Subsidiary, substantially all of the assets of which are Securitization Assets) to a Securitization Subsidiary;
(br)Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;
(bs)Dispositions of property pursuant to Sale Leaseback Transactions; provided that the fair market value of all property so Disposed of after the Closing Date shall not exceed $20,000,000;
(bt)any swap of assets in exchange for services or other assets of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;
(bu)any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such an Unrestricted Subsidiary) and;
(bv)the unwinding of any Swap Contract pursuant to its terms;
(bw)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and
(bx)the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights.
provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (h), (j), (o) and (q) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
Notwithstanding the foregoing, nothing in this Agreement shall permit an IP Separation and Relicense Transaction.
Section 1.045Restricted Payments. Neither the Borrower nor any of the Restricted Subsidiaries shall declare or make, directly or indirectly, any Restricted Payment, except:
(ag)each Restricted Subsidiary may make Restricted Payments to the Borrower, and other Restricted Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

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(ah)the Borrower and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;
(ai)the Borrower may make Restricted Payments in an aggregate amount not to exceed the greater of $75,000,000 and 5.2% of Total Assets (calculated at the time of determination);
(aj)so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make Restricted Payments in an unlimited amount so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 2.75 to 1.00;
(ak)to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than 7.02(e) and (m)), 7.04 or 7.08 (other than Sections 7.08(e) or 7.08(j));
(al)repurchases of Equity Interests in the Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary of the Borrower deemed to occur upon exercise or vesting of stock options, warrants, restricted stock units or other Equity Interests if such Equity Interests represent (i) all or a portion of the exercise price of such options or warrants, or (ii) are surrendered in connection with satisfying any federal, state, local, or foreign income tax obligation (including withholding in respect thereof) incurred in connection with such exercise or vesting;
(am)the Borrower and each Restricted Subsidiary may pay (or make Restricted Payments to allow the Borrower or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of the Borrower or any other such direct or indirect parent thereof) from any future, present or former employee, officer, director, manager or consultant of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent of such Restricted Subsidiary) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent thereof) or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:
(i)to the extent contributed to the Borrower, the Net Proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of any of the Borrower’s direct or indirect parent companies, in each case to members of management, managers, directors or consultants of Holdings, the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent Net Proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

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(ii)the Net Proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries; less
(iii)the amount of any Restricted Payments previously made with the cash proceeds described in clause (i) and (ii) of this Section 7.06(g);
(o)[reserved];
(p)the Borrower may make Restricted Payments to any direct or indirect parent of the Borrower:
(iv)to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries and, any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;
(v)the proceeds of which shall be used by such parent to pay franchise Taxes and other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence or good standing under applicable law;
(vi)in amounts required for any direct or indirect parent company of the Borrower to pay U.S. federal, state, local and/or non-U.S. income or similar taxes imposed on such parent company to the extent such income or similar taxes are attributable to the income of the Borrower and/or its Restricted Subsidiaries and/or, to the extent of any amounts received by the Borrower from any Unrestricted Subsidiaries for such purpose, attributable to the income of such Subsidiaries; provided, that in each case the amount of such payments in respect of any taxable year does not exceed the amount that the Borrower and/or its Restricted Subsidiaries (and, to the extent permitted above, its Unrestricted Subsidiaries) would have been required to pay in respect of U.S. federal, state, local and/or non-U.S. income or similar taxes for such taxable year had the Borrower and/or its Restricted Subsidiaries paid such taxes as a stand-alone taxpayer (or stand-alone group) increased to the extent of any amounts received by the Borrower and/or its Restricted Subsidiaries from any Unrestricted Subsidiaries in respect of taxes attributable to the income of such Unrestricted Subsidiaries for such taxable year;
(vii)to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or the Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

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(viii)the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;
(ix)the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) that is directly attributable to the operations of the Borrower and its Restricted Subsidiaries; and
(x)the proceeds of which are used to make Restricted Payments otherwise permitted under this Section 7.06.
(an)payments made or expected to be made by the Borrower or any of the Restricted Subsidiaries in respect of required withholding or similar non-U.S. Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and restricted stock units;
(ao)the Borrower or any Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
(ap)[reserved];
(aq)the distribution, by dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns an Unrestricted Subsidiary); provided that such Restricted Subsidiary owns no assets other than Equity Interests of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);
(ar)Restricted Payments that are made (i) in an amount equal to the amount of Excluded Contributions previously received and that the Borrower elects to apply under this clause (n) or (ii) without duplication with clause (i), in an amount equal to the Net Proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions, in each case, to the extent Not Otherwise Applied; and
(as)the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Default or Event of Default occurred and was continuing.
Section 1.046[Reserved].
Section 1.047Transactions with Affiliates. Neither the Borrower shall, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any

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transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) loans and other transactions among the Borrower and its Restricted Subsidiaries and Securitization Subsidiaries or any entity that becomes a Restricted Subsidiary or Securitization Subsidiary as a result of such loan or other transaction to the extent permitted under this Article VII, (b) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions, (d) so long as no Event of Default under Sections 8.01(a), (f) or (g) has occurred and is continuing, the payment of management, monitoring, consulting, transaction, termination and advisory fees in an aggregate amount pursuant to the Investor Management Agreement and related indemnities and reasonable costs and expenses (such related indemnities and reasonable costs and expenses may be paid irrespective of whether an Event of Default has occurred and is continuing), (e) Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02, (f) employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) customary payments by the Borrower and any of its Restricted Subsidiaries to the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of the Borrower, in good faith, (j) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 7.06(i), (k) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof, (l) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing, (m) Permitted Intercompany Activities, (n) a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or any Restricted Subsidiary owning an Equity Interest or otherwise controlling such joint venture or similar entity, (o) the non-exclusive licensing of trademarks, copyrights or other IP Rights in the ordinary course of business to permit the commercial exploitation of IP Rights between or among Affiliates and Subsidiaries of the Borrower or (p) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08.
Section 1.048Burdensome Agreements. The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or to make or repay intercompany loans and advances to the Borrower or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing

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clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.13, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (g) or (m) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit and (xiii) [reserved], and (xiv) apply by reasonable application of any applicable Laws, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Borrower or any Restricted Subsidiary.
Section 1.10Financial Covenants.
(a)    Commencing with the first full fiscal quarter ending after the Closing Date, the Borrower will not permit the Consolidated Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of any Test Period, to be greater than 4.00:1.00; provided that, at the Borrower’s election by providing written notice to the Administrative Agent within 30 days following the consummation of the applicable Significant Acquisition, such Consolidated Total Net Leverage Ratio shall be increased by 0.50x for the last fiscal quarter of the Test Period ending immediately prior to any Significant Acquisition and each of the four fiscal quarters ending after the consummation of any Significant Acquisition (a “Leverage Ratio Increase”); provided, further that (i) such Leverage Ratio Increase shall apply only for purposes of determining compliance with this Section 7.10(a) and shall not apply to any other incurrence test set forth in this Agreement and (ii) there shall be at least two (2) full fiscal quarters following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect; and
(b)    Commencing with the first full fiscal quarter ending after the Closing Date, the Borrower will not permit the Interest Coverage Ratio, calculated on a Pro Forma Basis as of the last day of any Test Period, to be less than 3.00:1.00.

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Section 1.11[Reserved].
Section 1.12Prepayments, Etc. of Indebtedness.
(a)The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that each of the following shall be permitted: (A) AHYDO “catch-up” payments and payments of regularly scheduled principal and interest (including default interest), and (B) indemnity and expense reimbursement payments, in each case pursuant to the terms governing any Junior Financing (or any Permitted Refinancing thereof)), any Indebtedness of a Loan Party that is unsecured (to the extent incurred pursuant to 7.03(g)) or subordinated to the Obligations expressly by its terms (other than Indebtedness among the Borrower and its Restricted Subsidiaries) and otherwise permitted under the applicable provisions of Section 7.03 of this Agreement (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g), is permitted pursuant to Section 7.03(g)), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note or the prepayment of any other Junior Financing with the proceeds of any other Junior Financing to the extent permitted by Section 7.03, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings (“Restricted Debt Payments”) prior to their scheduled maturity in an aggregate amount equal to (x) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings that are made (i) in an amount equal to the amount of Excluded Contributions previously received and that the Borrower elects to apply under this clause (x) or (ii) without duplication with clause (x)(i), in an amount equal to the Net Proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions, in each case, to the extent Not Otherwise Applied and (y) so long as no Specified Event of Default has occurred and is continuing or would result therefrom, the prepayment of other Indebtedness in an unlimited amount so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 2.75 to 1.00 and (v) Restricted Debt Payments in an aggregate amount not to exceed the greater of $75,000,000 and 5.2% of Total Assets (calculated at the time of determination);
(b)The Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 1.15Permitted Activities. Holdings shall not engage in any material operating or business activities; provided that the following and activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents and any other Indebtedness, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making

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contributions to the capital of the Borrower and guaranteeing the obligations of the Borrower, (vi) participating in tax, accounting and other administrative matters as owner of the Borrower, (vii) holding any cash incidental to any activities permitted under this Section 7.13, (viii) providing indemnification to officers, managers and directors and (ix) any activities incidental to the foregoing.
ARTICLE VIII
Events of Default and Remedies
Section 1.049Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):
(by)Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
(bz)Specific Covenants. The Borrower, any Restricted Subsidiary or, in the case of Section 7.13, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to the Borrower) or Article VII; provided, that in the event of a failure to comply with Section 7.10, upon the Administrative Agent’s receipt of a written notice from the Borrower that the Borrower intends to exercise the right to cure pursuant to Section 8.05 until the Cure Expiration Date, neither the Lenders nor the Administrative Agent shall exercise any rights or remedies under Section 8.02 available during the continuance of such Event of Default (including to accelerate the Loans or terminate the Commitments or to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents); or
(ca)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (y) the date on which the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent to the Borrower; or
(cb)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made and, in each case, such inaccuracy (to the extent capable of remedy) shall continue unremedied for a period of thirty (30) days after the earlier of (i) Borrower’s knowledge and (ii) notice to the Borrower from the Administrative Agent or the Required Lenders; provided, however, that no grace or cure period will apply if the representation, warranty, certification or other statement was known by any Loan Party to be incorrect when made or deemed made; or
(cc)Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such

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Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contract termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that any such failure under clause (A) or (B) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or
(cd)Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(ce)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or
(cf)Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
(cg)Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or

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obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or
(ch)Change of Control. There occurs any Change of Control; or
(ci)Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or Section 6.11 or 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents and the First Lien Intercreditor Agreement on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents; or
(cj)ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary or any ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect.
Section 1.050Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:
(i)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(iii)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(iv)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to

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make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Section 1.051[Reserved].
Section 1.052Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower as applicable. Notwithstanding the foregoing, no amounts

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received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.
Section 1.053Borrower’s Right to Cure.
(ah)Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, if the Borrower determines that an Event of Default under any covenant set forth in Section 7.10 has occurred or may occur, during the period commencing after the beginning of the last fiscal quarter included in such Test Period and ending fifteen (15) Business Days after the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter, the Investors may make a Specified Equity Contribution to Holdings (a “Designated Equity Contribution”), and the amount of the net cash proceeds thereof shall be deemed, at the request of the Borrower, to increase Consolidated EBITDA with respect to such applicable quarter and subsequent periods that include such fiscal quarter; provided that such net cash proceeds (i) are actually received by the Borrower as cash common equity (including through capital contribution of such net cash proceeds to the Borrower) during the period commencing after the beginning of the last fiscal quarter included in such Test Period by the Borrower and ending fifteen (15) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder (the “Cure Expiration Date”) and (ii) are Not Otherwise Applied. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.10 and shall not result in any adjustment to any baskets or other amounts other than the amount of the Consolidated EBITDA for the purpose of Section 7.10.
(ai)If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 7.10, the Borrower shall be deemed to have satisfied the requirements of Section 7.10 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable existing breach or default of Section 7.10 shall be deemed cured for all purposes of this Agreement.
(aj)(i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five Designated Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution shall be no more than the amount required to cause the Borrower to be in Pro Forma Compliance with Section 7.10 for any applicable period, (iv) there shall be no reduction in Indebtedness from the proceeds of such Designated Equity Contribution (either directly or through cash netting) with the proceeds of any Designated Equity Contribution for determining compliance with Section 7.10 for the fiscal quarter with respect to which such Designated Equity Contribution was made (other than, with respect to any future period that includes such fiscal quarter, with respect to any portion of such Designated Equity Contribution that is actually applied to repay any indebtedness) and (v) Designated Equity Contributions shall not be included for purposes of determining pricing, financial ratio-based conditions or any basket or exception with respect to the covenants in the Loan Documents.
ARTICLE IX
Administrative Agent and Other Agents
Section 1.054Appointment and Authorization of Agents.
(ck)Each Lender hereby irrevocably appoints KeyBank to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its

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behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(cl)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.
(cm)Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.
(cn)Each Lender hereby (i) acknowledges that it has received a copy of the form of First Lien Intercreditor Agreement, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien Intercreditor Agreement to the extent then in effect, and (iii) authorizes and instructs the Collateral Agent to enter into each Intercreditor Agreement as Collateral Agent and on behalf of such Lender.
(co)Except as provided in Sections 9.09 and 9.11, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

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Section 1.055Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent or Collateral Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).
Section 1.056Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (d) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent or Collateral Agent (as applicable) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

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Section 1.057Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
Section 1.058Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
Section 1.059Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

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Section 1.060Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from (x) such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Agent-Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among the Lenders and any Agent-Related Person (other than any claims against an Agent-Related Person in its capacity or in fulfilling its role as an agent or arranger or any similar role or as a letter of credit issuer or swing line bank under any Facility); provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, that any obligation to indemnify an L/C Issuer pursuant to this Section 9.07 shall be limited to Revolving Credit Lenders only. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Each Agent-Related Person shall promptly refund the amount of any payment made prior to any final non-appealable judgment referred to above to the extent that there is a non-appealable judgment that such Agent-Related Person was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.07. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties; provided that any obligation to reimburse the Administrative Agent pursuant to this Section 9.07 with respect to any costs or out-of-pocket expenses (including Attorney Costs) which do not pertain to all Facilities shall be limited to the Lenders under the applicable Facility or Facilities. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.
Section 1.061Agents in Their Individual Capacities. KeyBank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though KeyBank were not the Administrative Agent, the Collateral Agent or Swing Line Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, KeyBank and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, the Collateral Agent or a Swing Line Lender, and the terms “Lender” and “Lenders” include KeyBank in its individual capacity. Any successor to KeyBank as the

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Administrative Agent or the Collateral Agent shall also have the rights attributed to KeyBank under this paragraph.
Section 1.062Successor Agents. Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable upon thirty (30) days’ notice to the Lenders and the Borrower and if either the Administrative Agent or the Collateral Agent is a Defaulting Lender, the Required Lenders may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Borrower or the Borrower may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Lenders. If the Administrative Agent or the Collateral Agent resigns under this Agreement or is removed by the Required Lenders or the Borrower, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, in the case of a resignation or a removal by the Required Lenders, and the Borrower, in the case of a removal by the Borrower, may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent from among the Lenders; provided that notwithstanding anything to the contrary contained in this Agreement, any successor agent appointed by a resigning agent or the Borrower shall be subject to removal by the Required Lenders (excluding the vote of any Lender which was the agent replaced by such successor agent) with or without cause upon thirty (30) days’ written notice, provided that the Required Lenders designate another successor Agent in such notice (or in a separate notice given on or before five (5) days thereafter). Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and the provisions of Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or ten (10) days following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent, as applicable, shall instead be made by or to each Lender directly until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and

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Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.
Any resignation by KeyBank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If KeyBank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If KeyBank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to KeyBank to effectively assume the obligations of KeyBank with respect to such Letters of Credit.
Section 1.10Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 1.16Collateral and Guaranty Matters. The Lenders irrevocably agree:
(c)that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination or cash collateralization of all Letters of Credit, (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;
(d)To release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(u) or (w) (in the case of clause (w), to the extent required by the terms of the obligations secured by such Liens);
(e)That any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; and
(f)the Collateral Agent may, without any further consent of any Lender, enter into a First Lien Intercreditor Agreement with the collateral agent or other representatives of holders of indebtedness that is intended to be secured on a pari passu basis with the Obligations with the collateral agent or other representative of the holders of Indebtedness permitted under Section 7.03, in each case, where such Indebtedness is secured by Liens permitted under Section 7.01. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 10.07) hereby (i) acknowledges that the KeyBank may be acting under the First Lien Intercreditor Agreement in multiple capacities and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against KeyBank any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. The Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted. Any First Lien Intercreditor Agreement

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entered into by the Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.
Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.
Notwithstanding anything to the contrary set forth herein, if any Subsidiary Guarantor ceases to constitute a Wholly-Owned Subsidiary, such Subsidiary Guarantor shall not be released from its Guaranty unless such Subsidiary Guarantor is no longer a direct or indirect Subsidiary of the Borrower pursuant to the formation of a bona fide joint venture with a third party or other strategic transaction entered into for a bona fide operating purpose, in each case, to the extent that such Subsidiary becomes non-Wholly-Owned solely as the result of the transfer of its Equity Interests to a third party (that is not an affiliate of the Borrower); it being understood that this proviso shall not limit the release of any Subsidiary Guarantor that otherwise constitutes an Excluded Subsidiary for any reason other than not constituting a Wholly-Owned Subsidiary of the Borrower.
Section 1.12Other Agents; Joint Lead Arrangers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner”, “joint lead arranger”, “syndication agent” or “Co-Documentation Agents” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
Section 1.13Withholding Tax Indemnity. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to

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set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” for purposes of this Section 9.13 shall include each L/C Issuer and Swing Line Lender.
Section 1.14Appointment of Supplemental Agents.
(g)It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).
(h)In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.
Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.
Section 1.17Intercreditor Agreements. The Administrative Agent and the Collateral Agent are authorized to enter into any First Lien Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any

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Permitted First Priority Refinancing Debt, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any First Lien Intercreditor Agreement will be binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any First Lien Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into any First Lien Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Permitted First Priority Refinancing Debt, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.
Section 1.18Erroneous Payments.

(a)     If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.16 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the

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Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(a)Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.16(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.16(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.16(a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

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(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii) Subject to Section 10.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative

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Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 9.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Section 1.19Certain ERISA Matters.
(i)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the

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Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE X
Miscellaneous
Section 1.063Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed

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by the Required Lenders, with an executed copy thereof delivered to the Administrative Agent (to the extent not already party thereto), or by the Administrative Agent with the consent of the Required Lenders, and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that any amendment or waiver contemplated in clause (g) or (i) below, shall only require the consent of such Loan Party and the Required Facility Lenders under the applicable Facility, as applicable; provided, further, that no such amendment, waiver or consent shall:
(a)extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definition of “Consolidated Total Net Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);
(c)reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (iii) of the third proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, L/C Borrowing or to whom such fee or other amount is owed (it being understood that any change to the definition of “Consolidated Total Net Leverage Ratio” or “Consolidated Total Net Leverage Ratio” or, in each case, in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(d)change the Maturity Date applicable to any Lender without the written consent of such Lender;
(e)change any provision of Section 2.12(g), Section 8.04 or this Section 10.01 or the definition of “Required Lenders,” “Required Facility Lenders” or “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby;
(f)other than connection with a transaction permitted under Section 7.04 or 7.05 or otherwise expressly provided herein or in any other Loan Document, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(g)other than in connection with a transaction permitted under Section 7.04 or 7.05 or otherwise expressly provided herein or in any other Loan Document, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

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(h)waive any condition set forth in Section 4.02 as to any Credit Extension under one or more Revolving Credit Facilities without the consent of each Revolving Credit Lender;
(i)amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one, three or six month intervals to automatically allow intervals in excess of six months, without the written consent of each Lender affected thereby;
(j)(x) subordinate in right of payment the Obligations to any other Indebtedness for borrowed money or (y) subordinate the Lien on all or substantially all of the Collateral, taken as a whole, securing the Obligations to any other Indebtedness for borrowed money (other than with respect to clauses (x) and (y), in connection with (I) any “Debtor-In-Possession financing” and/or (II) any other financing with respect to which each relevant Lender has been offered a bona fide opportunity to provide its ratable portion of such financing (on the same terms and conditions (including economic terms and conditions) as all other Lenders (other than with respect to any arrangement, commitment, structuring and/or underwriting fee))), without the written consent of each Lender affected thereby;
(k)waive, amend or modify the provisions of (i) Section 2.13 or the definition of “Pro Rata Share” in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.14, 2.15, 2.16 and/or the last paragraph of Section 10.07(b) or as otherwise provided in this Agreement) or (ii) Section 4.02 of the Security Agreement, without the written consent of each Lender; or
(l)amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.14 with respect to Incremental Term Loans and Incremental Revolving Credit Commitments, under Section 2.15 with respect to Refinancing Term Loans and Other Revolving Credit Commitments and under Section 2.16 with respect to Extended Term Loans or Extended Revolving Credit Commitments and, in each case, the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Term Loans, Incremental Revolving Credit Commitments, Refinancing Term Loans, Other Revolving Credit Commitments, Extended Term Loans or Extended Revolving Credit Commitments and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Loans, Incremental Revolving Credit Commitments, Refinancing Term Loans, Other Revolving Credit Commitments, Extended Term Loans or Extended Revolving Credit Commitments (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of such Facility); provided, however, that the waivers described in this clause (l) shall not require the consent of any Lenders other than the Required Facility Lenders under such applicable Incremental Term Loans, Incremental Revolving Credit Commitments, Refinancing Term Loans, Other Revolving Credit Commitments, Extended Term Loans or Extended Revolving Credit Commitments, as the case may be;
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Issuance Request relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; provided, however, that this

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Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lender and the Borrower so long as the obligations of the Revolving Credit Lenders are not affected thereby; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to the First Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Permitted First Priority Refinancing Debt as expressly contemplated by the terms of the First Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.
Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (x) to correct or cure ambiguities, errors, omissions, defects, (y) to effect administrative changes of a technical or immaterial nature or (z) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document. The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents.
Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Incremental Amendment in

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accordance with Section 2.14, Refinancing Amendment in accordance with Section 2.15 and Extension Amendment in accordance with Section 2.16 and such Incremental Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.
The Administrative Agent shall promptly provide to the Lenders a copy of any amendment to this Agreement or any other Loan Document executed by the Administrative Agent without the consent of the Lenders.
Section 1.064Notices and Other Communications; Facsimile Copies.
(cp)General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission and electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower (or any other Loan Party) or the Administrative Agent, the Collateral Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent, the Collateral Agent, an L/C Issuer or the Swing Line Lender.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent, an L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
(m)Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.
(n)Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms

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thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.
(o)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by FpML messaging and Internet or intranet websites pursuant to procedures approved by the Administrative Agent acting reasonably, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by such communication. The Administrative Agent, the Swing Line Lender, the L/C Issuers or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by FpML messaging and Internet or intranet websites pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address of notification that such notice or communication is available and identifying the website address therefor.
Section 1.065No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Section 1.066Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and the Joint Bookrunners for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to one counsel to the Joint Lead Arrangers and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Joint Lead Arrangers (and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any

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Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.
Section 1.067Indemnity; Waiver of Consequential Damages, Etc..
(a)Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent-Related Person, each Joint Lead Arranger, the Syndication Agent, the Co-Documentation Agents, each Lender and their respective Affiliates and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Protected Persons”) from and against any and all liabilities (including Environmental Liabilities), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Protected Persons taken as a whole and, if reasonably necessary, one local counsel for all Protected Persons taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Protected Persons) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Protected Person in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Protected Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence (other than gross negligence) of the Protected Person; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Protected Person, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Protected Person or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Protected Person or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Protected Persons (other than any claims against an Protected Person in its

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capacity or in fulfilling its role as an agent or arranger or any similar role or as a letter of credit issuer or swing line bank under any Facility and other than any claims arising out of any act or omission of Holdings, the Borrower, the Investors or any of their Affiliates). No Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by a Protected Person to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of Holdings, the Borrower or any Subsidiary. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of a Loan Party, any of their respective directors, stockholders or creditors or a Protected Person or any other Person, whether or not any Protected Person is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Protected Person shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Protected Person was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.
(b)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Loan Parties shall assert, and each of the Loan Parties hereby waives, any claim against any Protected Person on any theory of liability, for special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document, arising out of, in connection with, or as a result of its activities in connection herewith or therewith (whether before or after the Closing Date). No Protected Person shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement.
Section 1.068Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

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Section 1.069Successors and Assigns.
(p)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(l), (B) in the case of any Assignee that is Holdings or any of its Subsidiaries, Section 10.07(m), or (C) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(p), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h) or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, (w) no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender or a Disqualified Lender, (ii) a natural Person (or any holding company, investment vehicle or trust for, or owned and operated by, or for the primary benefit of, one or more natural persons), or (iii) to Holdings, the Borrower or any of their respective Subsidiaries (except pursuant to Section 2.05(a)(v) or Section 10.07(m)), (x) no Lender may assign any of its rights or obligations under the Term Loans hereunder without the prior written consent of the Borrower (not to be unreasonably withheld or delayed) unless such assignment or transfer is to a Term Lender, an Affiliate of a Term Lender or an Approved Fund of a Term Lender, (y) no Lender may assign any of its rights or obligations under the Revolving Credit Commitments or Revolving Credit Exposure hereunder without the prior written consent of the Borrower (not to be unreasonably withheld or delayed) unless such assignment is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund of a Revolving Credit Lender and (z) a Lender may assign any of its rights or obligations hereunder without the prior permission of the Borrower if a Specified Event of Default has occurred and is continuing; provided that, in respect of the foregoing clauses (x) and (y), the Borrower shall be deemed to have consented to any assignment of Term Loans, Revolving Credit Commitments or Revolving Credit Exposure, as applicable, unless the Borrower shall have objected thereto in writing within fifteen (15) Business Days after having received a written request for such consent. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Protected Persons) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment of any Loan or Commitment or for the sale of any participation, in either case, to a Disqualified Lender and the Administrative Agent is hereby authorized to make available to any Lender, upon the request of such Lender, the list of Disqualified Lenders.
(q)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

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(A)the Borrower; provided that no consent of the Borrower shall be required for any assignments permitted under clauses (x), (y) or (z) of the proviso to Section 10.07(a) or an assignment of all or a portion of the Loans pursuant to Section 10.07(l), Section 10.07(m) or Section 10.07(p);
(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Term Lender, an Affiliate of a Term Lender or an Approved Fund of a Term Lender, (ii) of all or any portion of a Revolving Credit Commitment or Revolving Credit Exposure to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund of a Revolving Credit Lender or (iii) all or any portion of the Loans pursuant to Section 10.07(l) or Section 10.07(m);
(C)each L/C Issuer at the time of such assignment; provided that no consent of the L/C Issuers shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure; and
(D)the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure.
(i)Assignments shall be subject to the following additional conditions:
(E)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $5,000,000 (in the case of Revolving Credit Commitments or Revolving Credit Exposure), $1,000,000 (in the case of a Term Loan), and shall be in increments of an amount of $1,000,000 (in the case of Revolving Credit Commitments or Revolving Credit Exposure) or $1,000,000 (in the case of Term Loans) in excess thereof (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.07(b)(ii)(A)), unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(F)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and
(G)other than in the case of assignments pursuant to Section 10.07(m), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their

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respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms (including any United States Tax Compliance Certificate, as applicable) required pursuant to Section 3.01(d).
This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.
In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(r)Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(m), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).
(s)The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption, each Affiliated Lender Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the Borrower pursuant to Section 10.07(m) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and related interest amounts on) the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the

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Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(7) and 881(c)(7) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrower shall (i) promptly (and in any case, not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Term Loans or Incremental Term Loans at such time and (ii) not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01, provide to the Administrative Agent, a complete list of all Debt Fund Affiliates holding Term Loans or Incremental Term Loans at such time.
(t)Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(B) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower, the Swing Line Lender and each L/C Issuer to such assignment and any applicable tax forms (including any United States Tax Compliance Certificate, as applicable) required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
(u)Any Lender may at any time sell participations to any Person (other than (i) any Person that is a Defaulting Lender or a Disqualified Lender, (ii) a natural Person (or any holding company, investment vehicle or trust for, or owned and operated by, or for the primary benefit of, one or more natural persons), or (iii) to Holdings, the Borrower or any of their respective Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to vote or approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, including requirements under Section 3.01(d),

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it being understood that the documentation required under Section 3.01(d) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant or SPC and the principal amounts of (and stated interest on) each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(v)A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed and, with respect to Section 3.01, such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.
(w)Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(x)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections, including the requirements under Section 3.01(d), it being understood that the documentation required under Section 3.01(d) shall be delivered to the Granting Lender), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except in the case of Section 3.01 or 3.04, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligations to

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the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(y)Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(z)Notwithstanding anything to the contrary contained herein, any L/C Issuer or Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Adjusted Term SOFR Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).
(aa)Any Lender may, so long as no Default or Event of Default has occurred and is continuing and no proceeds of Revolving Credit Borrowings are applied to fund the consideration for any such assignment, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or such other procedures as may be agreed between the Administrative Agent and the Borrower or

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(y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:
(i)the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit M-1 hereto (an “Affiliated Lender Assignment and Assumption”);
(ii)Affiliated Lenders will not (i) receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II or (ii) challenge the Administrative Agent and the Lenders’ attorney client privilege;
(iii)the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the original principal amount of all Term Loans at such time outstanding (determined after giving effect to any substantially simultaneous cancellations thereof) (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;
(iv)as a condition to each assignment pursuant to this clause (l), the Administrative Agent shall have been provided a notice in the form of Exhibit M-2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity as such;
(v)Affiliated Lenders will not be required to represent or warrant that they are not in possession of non-public information with respect to Holdings, the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 10.07(l); and
(vi)any Term Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to (other than by Holdings, the Borrower or any of its Subsidiaries in accordance with Section 10.07(m)(i))), with the consent of the Borrower, be contributed to Holdings, the Borrower or any of its Restricted Subsidiaries (it being understood that any such Term Loans shall, to the extent permitted by applicable Law, be retired and cancelled promptly upon such contribution) and which may be converted into or exchanged for debt or equity securities that are permitted to be issued by such Person at such time; provided that upon any such cancellation, of the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.07(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled.
Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each

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Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit M-2.
(a)Any Lender may, so long as no Event of Default has occurred and is continuing and no proceeds of Revolving Credit Borrowings are applied to fund the consideration for any such assignment, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings, the Borrower or any of its Subsidiaries through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided that in connection with assignments pursuant to clause (y) above:
(vii)any Term Loans acquired by Holdings, the Borrower or any of its Subsidiaries shall, to the extent permitted by applicable Law, be retired and cancelled promptly upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.07(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so retired and cancelled.
(ab)Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” “Required Class Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Required Class Lenders (in respect of a Class of Term Loans) or the Required Facility Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) subject to Section 10.07(o), consented (or not consented) to any plan of reorganization pursuant to the U.S. Bankruptcy Code, (iii) otherwise acted on any matter related to any Loan Document, or (iv) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:
(A)all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, the Required Class Lenders (in respect of a Class of Term Loans) or the Required Facility Lenders have taken any actions; and
(B)all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders;
provided that, notwithstanding the foregoing, in respect of this Section 10.07(n) above, such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document that (1) requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be or (2) would affect any Affiliated Lender (in its capacity as a Lender) in a manner disproportionate to the

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effect on any Lender of the same Class that is not an Affiliated Lender or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, provided, further, that no amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to the other Lenders of the same Class that are not Affiliated Lenders, (2) increase the Commitments or obligations of any Affiliated Lender, (3) extend the due dates for payments of interest and scheduled amortization (including at maturity) of any Term Loans owed to any Affiliated Lender, (4) reduce the amounts owing to any Affiliated Lender or (5) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder in each case without the consent of such Affiliated Lender.
Notwithstanding anything to the contrary contained herein, each Affiliated Lender, solely in its capacity as an Affiliated Lender, hereby agrees that such Affiliated Lender shall have no right to attend (or receive any notice of) any meeting, conference call or participate in any meeting or discussions among the Administrative Agent or any Lender or among the Lenders to which the Loan Parties or their representatives are not invited or receive any information prepared by the Administrative Agent or any other Lender (other than notices of borrowings, prepayments and other administrative notices in respect of its Loans, Commitments required to be delivered to the Lenders pursuant to Article II and/or materials that have been otherwise made available to any Loan Party or its Affiliates or representatives).
(cq)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.
(cr)Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) open market purchases on a non-pro rata basis, in each case, provided that, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Credit Commitments and Revolving Credit Loans held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Term Loans, Revolving Credit Commitments and Revolving Credit

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Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.
Section 1.070Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates); provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (e) to any other party to this Agreement; (f) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(h), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement; provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Information; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, the Joint Lead Arrangers, the other Agents, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or any Investor or their respective Affiliates (so long as such source is not known to the Administrative Agent, the Joint Lead Arrangers, the other Agents, such Lender, such L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder or (l) to the extent such Information is independently developed by the Administrative Agent, the Joint Lead Arrangers, the other Agents, such Lender, such L/C Issuer or any of their respective Affiliates; provided that no disclosure shall be made to any Disqualified Lender. In

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addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that all information received after the Closing Date from Parent, Holdings, the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.
Section 1.071Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have. No amounts set off from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.
Section 1.10Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or

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unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 1.11Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by an original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
Section 1.12Integration; Termination. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Section 1.13Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
Section 1.14Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 1.15GOVERNING LAW.

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(a)THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 1.20WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 1.21Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent, the Collateral Agent, the L/C Issuers, and the Administrative Agent shall have been notified by each Lender, the Swing Line Lender and the L/C Issuers that each Lender, the Swing Line Lender and the L/C Issuers have executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

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Section 1.22USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.
Section 1.23No Advisory or Fiduciary Responsibility.
(c)In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Joint Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Joint Lead Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Joint Lead Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Joint Lead Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Joint Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Joint Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.
Each Loan Party acknowledges and agrees that each Lender, the Agents, the Joint Lead Arrangers and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, any Investor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Agents, the Joint Lead Arrangers or Affiliate thereof were not a Lender, an Agent or the Joint Lead Arrangers (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Agents, the Joint

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Lead Arrangers, Holdings, the Borrower, any Investor or any Affiliate of the foregoing. Each Lender, the Agents, the Joint Lead Arrangers and any affiliate thereof may accept fees and other consideration from Holdings, the Borrower, any Investor or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, the Agents, the Joint Lead Arrangers, Holdings, the Borrower, any Investor or any Affiliate of the foregoing. Some or all of the Agents, the Lenders and the Joint Lead Arrangers may have directly or indirectly acquired certain Equity Interests (including warrants) in Holdings, the Borrower, an Investor or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Holdings, the Borrower, an Investor or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, the Agents, the Joint Lead Arrangers or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, the Agents, the Joint Lead Arrangers or Affiliate thereof directly or indirectly holding Equity Interests in or subordinated debt issued by Holdings, the Borrower, an Investor or an Affiliate thereof.
Section 1.1Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 1.2Effect of Certain Inaccuracies. In the event that any financial statement or Compliance Certificate previously delivered pursuant to Section 6.02 was inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrower shall within 15 days after the delivery of the corrected financial statements and Compliance Certificate pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.21 shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.08(b) and 8.01.
Section 1.3Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the Specified Currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the amount of the Specified Currency so purchased is less than the sum originally due to such Lender in the Specified Currency, the Borrower agrees, to the fullest

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extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the Specified Currency so purchased exceeds the sum originally due to such Lender in the Specified Currency, such Lender agrees to remit such excess to the Borrower.
Section 1.4Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(d)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(e)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 1.24Acknowledgment Regarding Any Supported QFCs.
(f)To the extent that the Loan Documents provide support, through a guarantee or otherwise (including the Guaranty), for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
(g)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes

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subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XI
Guaranty
Section 1.072The Guaranty. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations (other than with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
Section 1.073Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(i)at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

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(ii)any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(iii)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(iv)any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
(v)the release of any other Guarantor pursuant to Section 11.10.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
Section 1.074Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.
Section 1.075Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against

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the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Sections 7.03(b)(ii) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.
Section 1.076Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.
Section 1.077Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
Section 1.078Continuing Guaranty. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
Section 1.079General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section 1.080Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent, any L/C Issuer or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
Section 1.10Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred to a person or persons, none of which is a Loan Party in accordance with Section 9.11 or (ii) any Guarantor becomes an Excluded Subsidiary, (a Guarantor described in clause (i) or (ii), a “Released Guarantor”), such Released Guarantor shall be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and the pledge of the Equity Interests of such Released Guarantor to the Collateral Agent pursuant to the Collateral Documents shall be automatically released. If, in compliance with the

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terms and provisions of the Loan Documents, any Excluded Domestic Subsidiary or any Foreign Subsidiary ceases to be directly owned by a Loan Party, then the Equity Interests of such Subsidiary shall be automatically released from any security interests created by the Loan Documents. So long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at the Borrower’s expense, take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents.
When all Commitments hereunder have terminated, and all Loans or other Obligation (other than obligations under Treasury Services Agreements or Secured Hedge Agreements) hereunder which are accrued and payable have been paid or satisfied, and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement. The Collateral Agent shall, at each Guarantor’s expense, take such actions as are necessary to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents.
Section 1.11Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.
Section 1.12Cross-Guaranty. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor as may be needed by such Specified Guarantor from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.12 for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 11.12 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full and all Commitments have been terminated. Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Guarantor for all purposes of the Commodity Exchange Act.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written
STERLING INTERMEDIATE CORP.
as Parent

By:    /s/ Peter Walker__________________________
    Name: Peter Walker
    Title: Executive Vice President, Chief Financial
Officer and Treasurer

STERLING INFOSYSTEMS, INC.
as Borrower

By:    /s/ Peter Walker__________________________
    Name: Peter Walker
    Title: Executive Vice President, Chief Financial
Officer and Treasurer

BISHOPS SERVICES LLC

By:    /s/ Peter Walker__________________________
    Name: Peter Walker
    Title: Executive Vice President, Chief Financial
Officer and Treasurer

STS SID LLC

By:    /s/ Peter Walker__________________________
    Name: Peter Walker
    Title: Executive Vice President, Chief Financial
Officer and Treasurer

EMPLOYMENT BACKGROUND INVESTIGATIONS, LLC

By:    /s/ Peter Walker__________________________
    Name: Peter Walker
    Title: Executive Vice President, Chief Financial
Officer and Treasurer
[Signature Page - Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as
Administrative Agent, Collateral Agent, Swing Line
Lender, L/C Issuer, and a Lender

By:    /s/ Alison Sammon_______________________
    Name: Alison Sammon
    Title: Managing Director
[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as a Lender

By:    /s/ Tracy L. Moosbrugger__________________
    Name: Tracy L. Moosbrugger
    Title: Managing Director
[Signature Page to Credit Agreement]

CITIZENS BANK, N.A., as a Lender
By:    /s/ Christopher O’Brien_____________________
    Name: Christopher O’Brien
    Title: Vice President
[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender
By:    /s/ Richard Ong Pho_______________________
    Name: Richard Ong Pho
    Title: Executive Director
[Signature Page to Credit Agreement]

REGIONS BANK, as Lender
By:    /s/ Mike Roane___________________________
    Name: Mike Roane
    Title: Director
[Signature Page to Credit Agreement]

Citibank, N.A., as Lender
By:    /s/ Thomas Scimonelli______________________
    Name: Thomas Scimonelli
Title: Authorized Signatory
[Signature Page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as
Lender
By:    /s/ Ananda DeRoche_______________________
    Name: Ananda DeRoche
     Title: Authorized Signatory
[Signature Page to Credit Agreement]

Cadence Bank, as Lender

By:    /s/ Ashton Todd___________________________
    Name: Ashton Todd
     Title: Vice President
[Signature Page to Credit Agreement]

Webster Bank, N.A., as Lender
By:    /s/ Jeffrey Ackerman_______________________
    Name: Jeffrey Ackerman
     Title: Managing Director
[Signature Page to Credit Agreement]

BankUnited, N.A., as Lender
By:    /s/ Stephen Leavenworth____________________
    Name: Stephen Leavenworth
     Title: Senior Vice President
[Signature Page to Credit Agreement]